Exhibit 10.1

TERM LOAN AND SECURITY AGREEMENT

This TERM LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of December 30, 2021, is made by and among Summit CALHOUN LLC, a Georgia limited liability company (“Calhoun”), Summit CARTERSVILLE LLC, a Georgia limited liability company (“Cartersville”), Summit CHATSWORTH LLC, a Georgia limited liability company (“Chatsworth”), Summit decatur LLC, a Georgia limited liability company (“Decatur”), Summit FAIRBURN LLC, a Georgia limited liability company (“Fairburn”), Summit FLOWERY BRANCH LLC, a Georgia limited liability company (“Flowery Branch”), Summit JASPER LLC, a Georgia limited liability company (“Jasper”), Summit STONE MOUNTAIN LLC, a Georgia limited liability company (“Stone Mountain” and together with Calhoun, Cartersville, Chatsworth, Decatur, Fairburn, Flowery Branch and Jasper, collectively, the “Borrowers” and each a “Borrower”), and CIBC BANK USA, an Illinois banking corporation in its individual capacity (“CIBC US”), the other financial institutions parties hereto (together with CIBC US, “Lenders”), and CIBC BANK USA, an Illinois banking corporation in its capacity as administrative agent for Lenders (together with its successors and assigns, the “Agent”).

RECITALS:

A.       Pursuant to the Closing Date Purchase Documents, the Borrowers desire to purchase the Properties from the Closing Date Sellers.

B.       The Borrowers desire that the Lenders extend the Loan to allow Borrowers to pay a portion of the purchase price payable to the Closing Date Sellers under the Closing Date Purchase Documents.

C.      The Borrowers desire to secure all of the Liabilities by granting to the Agent (for the ratable benefit of Lenders, Agent and, as applicable, Lenders’ Affiliates), a security interest in and lien upon all of their respective tangible and intangible assets, including, without limitation, the Lease Deposit Accounts and the Cash Loan Guaranty Fund.

NOW THEREFORE, in consideration of the mutual agreements contained herein, and of any loans or other financial accommodations now or hereafter made to or for the benefit of the Borrowers by the Agent and the Lenders, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

DEFINITIONS.

1.1      General Terms. When used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person (including, without limitation, to the extent applicable, shareholders, members, directors, partners, managers, and officers of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise; provided, however, neither Agent nor any Lender shall be deemed an Affiliate of any Credit Party. No Junior Lender or Mezz Lender nor any of their respective Affiliates shall be an Affiliate of the Borrower for any purpose under this Agreement or any of the other Loan Documents.

“Agent” is defined in the preamble hereof.

“Agent Fee Letter” means the Fee Letter dated as of the date hereof among the Borrowers and the Agent.

“Agreement” means this Term Loan and Security Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin” means (i) with respect any SOFR Loan, three hundred fifty basis points (350) and (ii) with respect to any Base Rate Loan, seventy-five basis points (75).

“Approved Fund” means any Fund that is administered, managed, advised or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means the sale, lease, assignment or other transfer for value (each a “Disposition”) by any Person of any asset or right of such Person (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to such Person) condemnation, confiscation, requisition, seizure or taking thereof), other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within thirty (30) days with another asset performing the same or a similar function, (b) the sale or lease of inventory in the ordinary course of business or (c) the lease of a Facility pursuant to a Real Estate Lease.

“Assignee” is defined in Section 12.15.

“Assignment Agreement” is defined in Section 12.15.

“Assignment of Representations and Warranties” shall mean that certain Assignment of Representations, Warranties, Covenants and Indemnitees executed by the Borrowers in favor of Agent (for the benefit of the Agent and Lenders) and acknowledged by the Closing Date Sellers dated as of the Closing Date.

“Assignments of Rents and Leases” means, collectively, the Calhoun Assignment of Rents and Leases, the Cartersville Assignment of Rents and Leases, the Chatsworth Assignment of Rents and Leases, the Decatur Assignment of Rents and Leases, the Fairburn Assignment of Rents and Leases, the Flowery Branch Assignment of Rents and Leases, the Jasper Assignment of Rents and Leases and the Stone Mountain Assignment of Rents and Leases, in each case, as the same may be amended, supplemented or modified from time to time.

“Available Tenor” means, as of any date of determination with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” or similar term pursuant to Section 3.2.

“Bank Product Agreements” shall mean those certain agreements entered into from time to time by the Borrower with the Lender or any Affiliate of the Lender concerning Bank Products.

“Bank Product Obligations” means all obligations, liabilities, reimbursement obligations, contingent reimbursement obligations, fees, or expenses owing by any Credit Party to any Lender or its Affiliates pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Credit Party is obligated to reimburse to Agent or any Lender as a result of Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Credit Parties pursuant to the Bank Product Agreements.

“Bank Products” shall mean any service or facility extended to the Borrower by the Lender or any Affiliate of the Lender including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) automated clearing house or ACH transactions, (f) cash management, including controlled disbursement, accounts or services or (g) Interest Rate Protection Agreements. or (h) so long as prior written notice thereof is provided by a Lender (or its Affiliate) providing such service, facility or transaction and Agent consents in writing to its inclusion as a Bank Product, any other service provided to, facility extended to, or transaction entered into with, any Credit Party by a Lender or its Affiliates; provided that consistent with Section 8.9 hereof the Deposit Accounts specified therein shall be maintained with CIBC US and not any other Lender.

“Base Rate” means, for any day, at any time the greatest of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Prime Rate; provided, however, if the foregoing would be less than 4.00%, the “Base Rate” shall be deemed to be 4.00%.

“Base Rate Loan” means a Loan that bears interest at an interest rate based on the Base Rate.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.2.

“Benchmark Conforming Changes” means, with respect to Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including (a) changes to the definition of “Business Day” or other definitions, (b) the addition of concepts such as “interest period”, (c) changes to timing and/or frequency of determining rates, making interest payments, giving borrowing requests, prepayment, conversion or continuation notices, or length of lookback periods, and (d) other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no such market practice exists, in such other manner as Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent, giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Agent giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such type of replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 3.2 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 3.2.

“Beneficial Ownership Certification” a certification regarding a beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R § 1010.230.

“Borrowers” and “Borrower” have the meanings ascribed to such terms in the preamble hereof.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of SOFR Term Loans, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois and on which dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois.

“Calhoun” has the meaning ascribed to such term in the introductory paragraph hereof.

“Calhoun Assignment of Rents and Leases” means that certain Assignment of Rents and Leases made by Calhoun, dated as of the Closing Date, as the same may be amended, supplemented or modified from time to time.

“Calhoun Facility” means the skilled nursing facility known as Calhoun Health Care Center located at 1387 Highway 41 North, Calhoun, Georgia, 30701, with approximately one hundred (100) skilled nursing beds operated by the Calhoun Operating Company.

“Calhoun Mortgage” means that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing made by Calhoun, dated as of the Closing Date, granting and conveying to the Lender a first mortgage Lien on that certain Real Property on which the Calhoun Facility is located, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Calhoun Operating Company” means GACalhoun SNF, LLC, a Delaware limited liability company.

“Calhoun Real Estate Lease” means that certain Lease dated as of the date hereof between Calhoun and the Calhoun Operating Company regarding the Calhoun Facility, pursuant to which Calhoun leases the Calhoun Facility to the Calhoun Operating Company.

“Calhoun Subordination, Non-Disturbance and Attornment Agreement” means that certain Subordination, Non-Disturbance and Attornment Agreement by and among Calhoun, the Calhoun Operating Company and Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Capital Expenditures” means, as to any Person, any and all expenditures of such Person for fixed or capital assets, including, without limitation, the incurrence of Capitalized Lease Obligations, all as determined in accordance with GAAP, except that Capital Expenditures shall not include expenditures for fixed or capital assets to the extent such expenditures are paid for or reimbursed from the proceeds of insurance or the sale of other fixed or capital assets, to the extent permitted hereunder.

“Capital Securities” shall mean, as to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” means any amount payable with respect to any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which either (i) is required by GAAP to be reflected as a liability on the face of the balance sheet of the lessee thereunder or (ii) based on actual circumstances existing and ascertainable, either at the commencement of the term of such lease or at any subsequent time at which any property becomes subject thereto, can reasonably be anticipated to impose on such lessee substantially the same economic risks and burdens, having regard to such lessee’s obligations and the lessor’s rights thereunder both during and at the termination of such lease, as would be imposed on such lessee by any lease which is required to be so reflected or by the ownership of the leased property.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, and applicable rules and regulations.

“Cartersville” has the meaning ascribed to such term in the introductory paragraph hereof.

“Cartersville Assignment of Rents and Leases” means that certain Assignment of Rents and Leases made by Cartersville, dated as of the Closing Date, as the same may be amended, supplemented or modified from time to time.

“Cartersville Facility” means the skilled nursing facility known as Maple Ridge Healthcare Center located at 22 Maple Ridge Drive, Cartersville, Georgia 30121, with approximately seventy-four (74) skilled nursing beds operated by the Cartersville Operating Company.

“Cartersville Mortgage” means that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing made by Cartersville, dated as of the Closing Date, granting and conveying to the Lender a first mortgage Lien on that certain Real Property on which the Cartersville Facility is located, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Cartersville Operating Company” means GACartersville SNF, LLC, a Delaware limited liability company.

“Cartersville Real Estate Lease” means that certain Lease dated as of the date hereof between Cartersville and the Cartersville Operating Company regarding the Cartersville Facility, pursuant to which Cartersville leases the Cartersville Facility to the Cartersville Operating Company.

“Cartersville Subordination, Non-Disturbance and Attornment Agreement” means that certain Subordination, Non-Disturbance and Attornment Agreement by and among Cartersville, the Cartersville Operating Company and Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Cash Loan Guaranty Fund” means an account maintained with the Lender into which scheduled installments of principal paid by Borrowers are deposited as more fully described in Section 2.1 and Section 13.13 hereof.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended.

“CHAMPUS” means the Civilian Health and Medical Program of the Uniformed Service, a part of TRICARE, a medical benefits program supervised by the U.S. Department of Defense.

“Change of Control” shall mean the occurrence of any of the following events: (a) Summit or one of its Affiliates shall cease to manage Ultimate Parent or Parent in its capacity as “Manager” of the Ultimate Parent or Parent, (b) the provisions of the limited liability company of Ultimate Parent, Parent or any Borrower as in effect on the Closing Date shall be amended to materially decrease the rights of Summit in its capacity as Manager to operate the businesses of Ultimate Parent, Parent and the Borrowers (in Summit’s capacity as manager of the Ultimate Parent, Parent and Borrowers), (c) Summit shall cease to, directly or indirectly, own and control the Ultimate Parent or Parent, (d) Ultimate Parent shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of Parent or (e) Parent shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of each Borrower. For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of the Borrowers by contract or voting of securities or ownership interests.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, policy, guideline, directive or treaty, (b) any change in any law, rule, regulation, policy, guideline, directive or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Chatsworth” has the meaning ascribed to such term in the introductory paragraph hereof.

“Chatsworth Assignment of Rents and Leases” means that certain Assignment of Rents and Leases made by Chatsworth, dated as of the Closing Date, as the same may be amended, supplemented or modified from time to time.

“Chatsworth Facility” means the skilled nursing facility known as Chatsworth Health Care Center located at 102 Hospital Drive, Chatsworth, Georgia 30705, with approximately one hundred twenty (120) skilled nursing beds operated by the Chatsworth Operating Company.

“Chatsworth Mortgage” means that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing made by Chatsworth, dated as of the Closing Date, granting and conveying to the Lender a first mortgage Lien on that certain Real Property on which the Chatsworth Facility is located, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Chatsworth Operating Company” means GAChatsworth SNF, LLC, a Delaware limited liability company.

“Chatsworth Real Estate Lease” means that certain Lease dated as of the date hereof between Chatsworth and the Chatsworth Operating Company regarding the Chatsworth Facility, pursuant to which Chatsworth leases the Chatsworth Facility to the Chatsworth Operating Company.

“Chatsworth Subordination, Non-Disturbance and Attornment Agreement” means that certain Subordination, Non-Disturbance and Attornment Agreement by and among Chatsworth, the Chatsworth Operating Company and Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“CIBC US” is defined in the preamble hereof.

“Closing Date” means December 30, 2021.

“Closing Date Acquisition” means the transactions represented by the purchase of the assets of the Closing Date Sellers by the Borrowers, pursuant to, and together with the other transactions described in, the Closing Date Purchase Documents.

“Closing Date Purchase Agreement” shall mean that certain Purchase and Sale Agreement by and among Summit, or its assignee and the Closing Date Sellers dated as of November 20, 2020, as amended by (i) that certain Amendment to Purchase and Sale Agreement dated effective as of November 24, 2021, as such Purchase and Sale Agreement has been assigned by Summit to Borrowers pursuant to an Assignment and Assumption of Purchase Agreement dated as of December 14, 2021.

“Closing Date Purchase Documents” shall mean the Closing Date Purchase Agreement and all agreements, certificates, schedules, exhibits and other documents executed and/or delivered in connection therewith, including, without limitation, the Real Estate Leases.

“Closing Date Sellers” shall mean, collectively, Gastone Mountain SNF Holdings LLC, a Delaware limited liability company, Gajasper SNF Holdings LLC, a Delaware limited liability company, Gadecature SNF Holdings LLC, a Delaware limited liability company, Gafairburn SNF Holdings LLC, a Delaware limited liability company, Gachatsworth SNF Holdings LLC, a Delaware limited liability company Gacartersville SNF Holdings LLC, a Delaware limited liability company, and Gacalhoun SNF Holdings LLC, a Delaware limited liability company.

“CMS” means the Centers for Medicare and Medicaid Services of HHS and any Person succeeding to the functions thereof.

“Code” or “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as adopted in the State of Illinois; provided, however, that if, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, the term “Uniform Commercial Code” or “UCC” or “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement or the other Financing Agreements relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further that, to the extent that the Uniform Commercial Code of a particular jurisdiction is used to define a term herein or in any Financing Agreement and such term is defined differently in different Articles or Divisions of such Uniform Commercial Code, then the definition of such term contained in Article or Division 9 of such Uniform Commercial Code shall control.

“Collateral” shall have the meaning ascribed to such term in Section 6.1 hereof.

“Commitment” means, as to any Lender, such Lender’s commitment to make the Loan under this Agreement. The initial amount of each Lender’s Commitment is set forth on Annex A attached hereto and made a part hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Credit Parties” means the Borrowers, Summit and any other Person that is joined to this Agreement or provides a guaranty of the Liabilities.

“Credit Party” means any of the Credit Parties.

“Decatur” has the meaning ascribed to such term in the introductory paragraph hereof.

“Decatur Assignment of Rents and Leases” means that certain Assignment of Rents and Leases made by Decatur, dated as of the Closing Date, as the same may be amended, supplemented or modified from time to time.

“Decatur Facility” means the skilled nursing facility known as East Lake Arbor located at 304 5th Avenue, Decatur, Georgia 30030, with approximately one hundred three (103) skilled nursing beds operated by the Decatur Operating Company.

“Decatur Mortgage” means that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing made by Decatur, dated as of the Closing Date, granting and conveying to the Lender a first mortgage Lien on that certain Real Property on which the Decatur Facility is located, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Decatur Operating Company” means GADecatur SNF, LLC, a Delaware limited liability company.

“Decatur Real Estate Lease” means that certain Lease dated as of the date hereof between Decatur and the Decatur Operating Company regarding the Decatur Facility, pursuant to which Decatur leases the Decatur Facility to the Decatur Operating Company.

“Decatur Subordination, Non-Disturbance and Attornment Agreement” means that certain Subordination, Non-Disturbance and Attornment Agreement by and among Decatur, the Decatur Operating Company and Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Default” means an event, circumstance or condition which through the passage of time or the service of notice or both would (assuming no action is taken to cure the same) mature into an Event of Default.

“Default Rate” shall have the meaning ascribed to such term in Section 2.5(b) hereof.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loan, within one Business Day of the date required to be funded by it hereunder unless such Lender notifies Agent and Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding have not been satisfied (each of which failures shall be specifically identified in such notice), (b) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has (i) been deemed or has a direct or indirect parent company that has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, or had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity or (ii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts with the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or such Governmental Authority to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (d) has notified Borrowers, Agent, or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit (unless such notice or public statement indicates that such intention is based on a good faith determination that one or more conditions precedent to funding have not been satisfied (which notice or public statement specifically identifies the conditions not satisfied and the basis therefor). Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrowers and each Lender.

“Deposit Accounts” means any deposit, securities, operating, lockbox, cash collateral and blocked account, together with any funds, instruments or other items credited to any such account from time to time, and all interest earned thereon, including, without limitation, the Lease Deposit Accounts.

“Depreciation” shall mean, with respect to the applicable period, the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on any Person’s financial statements and determined in accordance with GAAP.

“Duly Authorized Person” means the President, the Chief Executive Officer, the Chief Financing Officer and the Manager of any Credit Party or any duly authorized person of such Credit Party designated by such manager and reasonably acceptable to the Agent.

“EBITDA” means with respect to any Person, for any period of determination, the sum for such period of: (i) Net Income for such period, plus (ii) Interest Charges for such period (net of any interest income received by such Person and included in the calculation of Net Income), plus (iii) federal and state income taxes paid in cash during such period, plus (iv) Depreciation, consistently applied.

“EBITDAR” means with respect to the Operating Companies on a consolidated basis, but limited, however, to the Operating Companies’ operation of the Facilities, for any period of determination, an amount for such period equal to: (i) Net Income for such period, plus (ii) Interest Charges for such period, plus (iii) federal and state income taxes paid in cash during such period, plus (iv) Depreciation, consistently applied plus (v) Rent Expense minus (vi) a deemed capital expenditure amount equal to: (y) (1) $350 multiplied by (2) the greater of (x) 826 or (y) the total number of beds licensed beds at all Facilities divided by (z) the amount of months measured during such period of determination; provided, however, that for purposes of calculating EBITDAR of the Operating Companies, the aggregate expenses associated with management fees paid by the Operating Companies during any period of determination shall be deemed to be equal to the greater of (y) five (5%) of the gross revenues of the Operating Companies or (z) the actual amount paid by the Operating Companies in respect of management fees during such period. For the avoidance of doubt, (i) the grants received by the Operating Companies from HHS (or any other governmental program, whether federal, state or otherwise), including, without limitation, under the CARES Act, and without duplication (ii) any employment retention tax credits received by the Operating Companies regardless of the source and/or program, whether federal, state or otherwise, under which such tax credits have been granted, in each case, shall be disregarded for purposes of determining, and shall not result in any increase in, Net Income or EBITDAR of the Operating Companies.

“Enforcement Action” means (i) any action by the Mezz Agent or any Mezz Lender to foreclose on the Lien of such Person in any collateral pledged by Parent or any other Person as security for the Mezz Debt, (ii) any action by Mezz Agent or a Mezz Lender to take possession or control of, or sell or otherwise realize upon, or to exercise any other rights or remedies with respect to, including, without limitation through a stock or other similar power, power of attorney, other transfer document or otherwise, any collateral, including, without limitation, a sale, transfer or other disposition of any collateral, and including, without limitation, by Parent with the consent of, or at the direction of, Mezz Agent or any Mezz Lender, (iii) the delivery of any notice, claim or demand relating to the collateral to any Person in the possession or control of any collateral for the Mezz Debt or acting as bailee, custodian or agent for any holder of a Lien in respect of any collateral securing the Mezz Debt, (iv) any action by Mezz Agent or any Mezz Lender to retain, or direct or cause Parent to retain, a restructuring officer, crisis manager or similar Person in respect of Parent, (v) the taking of any other actions by Mezz Agent or any Mezz Lender to collect or enforce all or any part of the obligations payable to Mezz Agent or any Mezz Lenders or any claims in respect thereof against Parent or any of Parent’s assets, including the taking of control or possession of, or the exercise of any right of setoff or other legal right with respect to, any assets of Parent or the sale, transfer or other disposition or realization of any interest in such assets, (vi) the exercise of any put option or causing Parent to honor any redemption or mandatory prepayment obligation under any Mezz Documentation, and/or (vii) the commencement or continuance by Mezz Agent or any Mezz Lender (or joinder with any Person in the commencement) of any legal proceedings or actions against, in connection with, or with respect to Parent or any of Parent’s assets or any collateral securing the Mezz Debt to facilitate the actions described in any of clauses (i) through (v) above, including any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or action under any receivership law or statute and/or any action to have the automatic stay lifted in any such event of Parent or any Borrower.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement dated as of the Closing Date hereof made by the Borrowers in favor of the Lender, in form and substance acceptable to the Agent, as the same may be amended or modified from time to time.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards, regulations and common law, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Without limiting the generality of the foregoing, Environmental Laws include CERCLA, the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any rules and regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes, and all common law relating to Hazardous Substances, or protection or restoration of, or liability for damage to, human health, the environment or natural resources.

“Environmental Notice” means any summons, citation, written directive, written information request, written notice of potential responsibility, notice of deficiency or violation, written order, written claim, written complaint, investigation, proceeding, judgment, or letter to any Borrower or any officer thereof from the United States Environmental Protection Agency or other federal, state or local agency or authority, or any other Person concerning any intentional or unintentional act or omission that involves Management of Hazardous Substances on or off the Real Property that could reasonably be expected to result in such Borrower incurring a material liability or that could reasonably be expected to have a Material Adverse Effect, or the imposition of any Lien on any property of a Borrower, or any alleged violation of or responsibility under Environmental Laws that is reasonably likely to result in a Borrower incurring a material liability or that is reasonably likely to have a Material Adverse Effect, and, after reasonable inquiry, any knowledge of any facts that is reasonably likely to give rise to any of the foregoing.

“Environmental Reports” shall have the meaning ascribed to such term in Section 5(b)(12) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations thereunder.

“ERISA Affiliate” means any corporation, trade or business, which together with any Credit Party would be treated as a single employer under Section 4001 of ERISA.

“Event of Default” shall have the meaning ascribed to such term in Section 10.1 hereof.

“Excluded Swap Obligation” means, with respect to any guarantor of all or any part of the Liabilities, including the grant or pledge of a security interest to secure such Liabilities, any Swap Obligation if, and to the extent that, the applicable guaranty or grant, pledge or security interest provided by such Person with respect to the Liabilities is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such applicable guaranty or grant or pledge of security interest becomes effective with respect to such Swap Obligation, but such exclusion shall only be effective for so long as the applicable guaranty or grant of security interest or pledge continues to be illegal.

“Exit Fee” means, with respect to any sale or transfer of one or more the Facilities: (i) one-half of one percent (0.5%) of the amount of the outstanding principal balance of the Loan if such sale or transfer occurs on or prior to the second (2nd) year anniversary of the Closing Date; and (ii) zero percent (0%) if such sale or transfer occurs after the second (2nd) year anniversary of the Closing Date.

“Facilities” means, collectively, the Calhoun Facility, the Cartersville Facility, the Chatsworth Facility, the Decatur Facility, the Fairburn Facility, the Flowery Branch Facility, the Jasper Facility and the Stone Mountain Facility. “Facility” means any one of the Facilities.

“Fairburn” has the meaning ascribed to such term in the introductory paragraph hereof.

“Fairburn Assignment of Rents and Leases” means that certain Assignment of Rents and Leases made by Fairburn, dated as of the Closing Date, as the same may be amended, supplemented or modified from time to time.

“Fairburn Facility” means the skilled nursing facility known as Fairburn Health Care Center located at 178 W. Campbellton Street, Fairburn, Georgia 30213, with approximately one hundred twenty (120) skilled nursing beds operated by the Fairburn Operating Company.

“Fairburn Mortgage” means that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing made by Fairburn, dated as of the Closing Date, granting and conveying to the Lender a first mortgage Lien on that certain Real Property on which the Fairburn Facility is located, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Fairburn Operating Company” means GAFairburn SNF LLC, a Delaware limited liability company.

“Fairburn Real Estate Lease” means that certain Lease dated as of the date hereof between Fairburn and the Fairburn Operating Company regarding the Fairburn Facility, pursuant to which Fairburn leases the Fairburn Facility to the Fairburn Operating Company.

“Fairburn Subordination, Non-Disturbance and Attornment Agreement” means that certain Subordination, Non-Disturbance and Attornment Agreement by and among Fairburn, the Fairburn Operating Company and Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“FATCA” means Sections 1471 - 1474 of the Tax Code, as enacted as of the date hereof (or any amendment or successor to any such Section so long as such amendment or successor is substantially similar to the purpose and obligations of such Sections as such Sections were in effect as of the date of this Agreement) and any Treasury Regulation promulgated thereunder implementing such Sections.

“Federal Funds Rate” means for any day, a fluctuating interest rate equal for each day during such period to the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal Funds effective rate and (b) 0%, or, if such rate is not so published for any day which is a Business Day, the rate determined by Agent in its discretion. Agent’s determination of such rate shall be binding and conclusive absent manifest error.

“Fee Letter” means, individually and collectively, those certain letter agreement(s) dated of even date herewith by and between Agent and Borrower, pursuant to which, among other things, the arrangement relating to compensation for certain services rendered by Agent is set forth.

“Financing Agreements” means, this Agreement, the Assignment of Representations and Warranties, Assignments of Rents and Leases, the Environmental Indemnity Agreement, the Note, the Management Fee Subordination Agreement, the Mortgages, the Fee Letter, any Interest Rate Protection Agreement, any Bank Product Agreement, and any other instrument, document or agreement executed or delivered in connection with this Agreement or any of the foregoing, in each case evidencing, securing or relating to the Loans and the Liabilities, whether heretofore, now, or hereafter executed by or on behalf of any Credit Party, any Affiliate of the Credit Parties, or any other Person, and delivered to or in favor of the Agent, any Lender or, as applicable, any Lender’s Affiliate, together with all agreements and documents referred to therein or contemplated thereby, as each may be amended, modified, replaced, restated or supplemented from time to time.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Fiscal Quarter” means the three (3) month period ending on each March 31, June 30, September 30 and December 31 of each calendar year.

“Fiscal Year” means the twelve (12) month period commencing on January 1 and ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, for any period of determination, on a trailing twelve-month basis, the ratio of (a) EBITDA of the Borrowers, to (b) Fixed Charges of the Borrowers, provided, however, that for purposes of (i) the Fiscal Quarter ending March 31, 2022, the Fixed Charge Coverage Ratio shall be tested on a trailing three month basis multiplied by 4, (ii) the Fiscal Quarter ending June 30, 2022, the Fixed Charge Coverage Ratio shall be tested on a trailing six month basis multiplied by 2, (iii) the Fiscal Quarter ending September 30, 2022, the Fixed Charge Coverage Ratio shall be tested on a trailing nine month basis multiplied by 1.33 and (iv) the Fiscal Quarter ending December 31, 2022 and each Fiscal Quarter thereafter, the Fixed Charge Coverage Ratio shall be tested on a trailing twelve month basis.

“Fixed Charges” means, for any period of determination, the sum of, without duplication, (a) the aggregate amount of any and all advances and distributions made by any Borrower to any Person, including, without limitation, to any Affiliate of a Borrower during such period, (b) Interest Charges of the Borrowers for Indebtedness that is paid or becomes due during such period (net of any interest income received by such Person and included in the calculation of Net Income), (c) regularly scheduled principal payments made by the Borrowers for Indebtedness during such period, (d) unfinanced Capital Expenditures of the Borrowers made during such period and (e) payments made by the Borrowers in respect of federal, state and local taxes during such period, including taxes assessed in connection with Real Property.

“Floor” means a rate of interest equal to one-half of one percent (0.50%).

“Flowery Branch” has the meaning ascribed to such term in the introductory paragraph hereof.

“Flowery Branch Assignment of Rents and Leases” means that certain Assignment of Rents and Leases made by Flowery Branch, dated as of the Closing Date, as the same may be amended, supplemented or modified from time to time.

“Flowery Branch Facility” means the skilled nursing facility known as Willowwood Nursing Center located at 4595 Cantrell Road, Flowery Branch, Georgia, 30542, with approximately one hundred (100) skilled nursing beds operated by the Flowery Branch Operating Company.

“Flowery Branch Mortgage” means that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing made by Flowery Branch, dated as of the Closing Date, granting and conveying to the Lender a first mortgage Lien on that certain Real Property on which the Flowery Branch Facility is located, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Flowery Branch Operating Company” means Willowwood PAC, LLC, a Georgia limited liability company.

“Flowery Branch Real Estate Lease” means that certain Lease dated as of the date hereof between Flowery Branch and the Flowery Branch Operating Company regarding the Flowery Branch Facility, pursuant to which Flowery Branch leases the Flowery Branch Facility to the Flowery Branch Operating Company.

“Flowery Branch Subordination, Non-Disturbance and Attornment Agreement” means that certain Subordination, Non-Disturbance and Attornment Agreement by and among Flowery Branch, the Flowery Branch Operating Company and Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable to the circumstances as of the date of determination.

“General Intangibles” means “general intangibles” as defined in the Code, including, without limitation, any and all general intangibles, choses in action, causes of action, rights to the payment of money (other than accounts receivable), and all other intangible personal property of each Borrower of every kind and nature wherever located and whether currently owned or hereafter acquired by such Borrower (other than accounts receivable), including, without limitation, corporate or other business records, inventions, designs, patents, patent applications, service marks, service mark applications, trademark applications, brand names, tradenames, trademarks and all goodwill symbolized thereby and relating thereto, tradestyles, trade secrets, registrations, computer software, advertising materials, distributions on certificated and uncertificated securities, investment property, securities entitlements, goodwill, operational manuals, product formulas for industrial processes, blueprints, drawings, copyrights, copyright applications, rights and benefits under contracts, licenses, license agreements, permits, approvals, authorizations which are associated with the operation of such Borrower’s business and granted by any Person, franchises, customer lists, deposit accounts, tax refunds, tax refund claims, and any letters of credit, guarantee claims, security interests or other security held by or granted to such Borrower to secure payment by an account debtor of any of such Borrower’s accounts receivable, and, to the maximum extent permitted by applicable law, any recoveries or amounts received in connection with any litigation or settlement of any litigation.

“Governmental Authority” means and includes any federal, state, District of Columbia, county, municipal, or other government and any political subdivision, department, commission, board, bureau, agency or instrumentality thereof, whether domestic or foreign.

“Hazardous Substances” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance,” “medical wastes” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Healthcare Laws” means all applicable laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities, assisted living and adult care facilities and other long-term care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse laws, including, but not limited to the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.); (b) HIPAA, (c) Medicare; (d) Medicaid; (e) TRICARE and CHAMPUS; (f) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (g) all laws, policies, procedures, requirements and regulations pursuant to which licenses, approvals and accreditation certificates are issued in order to operate medical or senior housing facilities; and (h) any and all other applicable health care laws (whether federal, state/commonwealth, or otherwise), regulations, manual provisions, policies and administrative guidance, as each of the foregoing may be amended from time to time.

“HHS” means the United States Department of Health and Human Services and any Person succeeding to the functions thereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder

“Indebtedness” with respect to any Person means, as of the date of determination thereof, (a) all of such Person’s indebtedness for borrowed money, including, for the avoidance of doubt, all amounts outstanding in respect of the Mezz Debt, (b) all indebtedness of such Person or any other Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless whether the indebtedness secured thereby shall have been assumed by such Person or such Person has become liable for the payment thereof, (c) all Capitalized Lease Obligations, or conditional sale or other title retention agreement with respect to property used and/or acquired by such Person even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property, (d) all unfunded pension fund obligations and liabilities, (e) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (f) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person, (g) deferred and/or accrued taxes, (h) all guarantees by such Person, or any undertaking by such Person to be liable for, the debts or obligations of any other Person and (i) all other indebtedness of such Person, now or hereafter owing, due or payable, however evidenced, created, incurred or owing and however arising, which is customarily identified as indebtedness on a balance sheet or financial statement.

“Indemnified Parties” shall have the meaning ascribed to such term in Section 12.16 hereof.

“Intercreditor Agreement” means that certain Subordination and Intercreditor Agreement among the Agent, the Junior Lenders, the Borrowers and the Parent dated as of even date herewith, as amended, restated, modified and supplemented from time to time.

“Interest Charges” shall mean, as to any Person, for any period, the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capitalized Lease Obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to, in the case of a Borrower or an Operating Company, any Interest Rate Protection Agreements.

“Interest Rate Protection Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement or any other so-called “swap” agreement, or similar arrangement entered into at any time with the intent of protecting against fluctuations in interest rates, between any Credit Party and the Lender (or any Affiliate of the Lender) relating to any of the Liabilities, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Jasper” has the meaning ascribed to such term in the introductory paragraph hereof.

“Jasper Assignment of Rents and Leases” means that certain Assignment of Rents and Leases made by Jasper, dated as of the Closing Date, as the same may be amended, supplemented or modified from time to time.

“Jasper Facility” means the skilled nursing facility known as Grandview Health Care Center located at 618 Gennett Drive, Jasper, Georgia, 30143, with approximately sixty (60) skilled nursing beds operated by the Jasper Operating Company.

“Jasper Mortgage” means that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing made by Jasper, dated as of the Closing Date, granting and conveying to the Lender a first mortgage Lien on that certain Real Property on which the Jasper Facility is located, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Jasper Operating Company” means GAJasper SNF, LLC, a Delaware limited liability company.

“Jasper Real Estate Lease” means that certain Lease dated as of the date hereof between Jasper and the Jasper Operating Company regarding the Jasper Facility, pursuant to which Jasper leases the Jasper Facility to the Jasper Operating Company.

“Jasper Subordination, Non-Disturbance and Attornment Agreement” means that certain Subordination, Non-Disturbance and Attornment Agreement by and among Jasper, the Jasper Operating Company and Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Junior Agent” means Oxford Finance LLC, a Delaware limited liability company, as administrative agent under the Junior Loan Documentation, and any successor administrative agent to Oxford Finance LLC.

“Junior Debt” shall mean a cash interest subordinated mezzanine loan in the principal amount of Twenty Million and No/100 Dollars ($20,000,000) extended by the Junior Lenders to the Borrower pursuant to the Junior Loan Documentation.

“Junior Lenders” means collectively, of the lenders from time to time party to the Junior Loan Documentation.

“Junior Loan Documentation” means the Subordinated Term Loan and Security Agreement dated as of the date hereof among the Junior Lenders and the Borrowers and all other instruments, agreements and documents executed in connection therewith, as amended, restated, modified and supplemented from time to time the extent permitted by the Intercreditor Agreement.

“Lenders” is defined in the preamble hereof. “Lender” means any of the Lenders.

“Lease Deposit Accounts” has the meaning set forth in Section 6.8 of this Agreement. “Lease Deposit Account” means any of the Lease Deposit Accounts as the context requires.

“Liabilities” means any and all of any Credit Party’s liabilities, obligations and Indebtedness to the Agent and the Lenders of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, absolute, fixed or otherwise (including, without limitation, payments of or for principal, interest, default interest, fees, costs, expenses, and/or indemnification, and obligations of performance, and any interest that accrues after commencement of any insolvency or bankruptcy proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such insolvency or bankruptcy proceeding), under, evidenced by or relating to this Agreement (including, without limitation, the Loan) or the other Financing Agreements to which any Credit Party is a party (including, without limitation, any Interest Rate Protection Agreement), all Bank Product Obligations, and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the foregoing. provided, however, that with respect to any guarantor of the Liabilities, the Liabilities shall not include any Excluded Swap Obligation in respect of such Person.

“Lien” means any lien, security interest, mortgage, pledge, hypothecation, collateral assignment, or other charge, encumbrance or preferential arrangement, including, without limitation, the retained security title of a conditional vendor or lessor.

“Loan” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Loan Account” shall have the meaning ascribed to such term in Section 2.3 hereof.

“Manage” or “Management” means to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Substances.

“Management Agreements” means, as applicable, the Administrative Services Agreement by and between each Operating Company and the Management Company, with respect to the provision of certain services for each Facility, each dated as of December 30, 2021 as in effect as of such date, each of which is subject to a Management Fee Subordination Agreement.

“Management Company” means, Kol Zchut GA LLC, a Georgia limited liability company.

“Management Fee Subordination Agreement” means that certain Management Fee Subordination agreement dated as of the date hereof by and among the Management Company, the Operating Companies and the Borrowers pursuant to which all amounts payable under the Management Agreements are subordinated to the Liabilities on terms acceptable to the Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Change” or “Material Adverse Effect” means either (a) the termination of any Operating Company’s continued participation in Medicare or Medicaid reimbursement program for any reason, or (b) any other change, event, action, condition or effect which, individually or in the aggregate, either (i) impairs the legality, validity or enforceability of this Agreement or any Financing Agreement, (ii) impairs the fully perfected first priority status of the Liens granted hereunder and under the Financing Agreements in favor of the Agent or any Lender in the Collateral or any other assets pledged in favor of Agent or any Lender to secure the Liabilities or any portion thereof (subject only to the Permitted Liens) or (iii) materially and adversely affects the business, property or assets (whether real or personal), operations, performance, or condition (financial or otherwise) of any Borrower or any or all of the Collateral, or the ability of any Borrower to repay the Liabilities when due or declared due or the ability of any Credit Party’s ability to perform the obligations under this Agreement and the Financing Agreements to which it is a party.

“Maturity Date” means, the earlier of (i) December 30, 2024, (ii) such other date on which the Commitment shall terminate pursuant to Section 10.2 hereof, or (iii) such other date as is mutually agreed in writing among the Borrowers and the Lender.

“Maximum Facility” means, as of the Closing Date, an amount equal to Ninety-One Million and No/100 Dollars ($91,000,000.00).

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“Medicare Advance Payments” means payments by CMS under Medicare contemplated under Section 2501 of the Continuing Appropriations Act, 2021 and Other Extensions Act, or any other similar program, so long as such payments are allowed to be offset against items and services furnished by the applicable Operating Companies. As of the Closing Date, the aggregate amount of Medicare Advance Payments Received by the Operating Companies is $3,539,604.

“Mezz Agent” means Oxford Finance LLC, a Delaware limited liability company, as administrative agent under the Mezz Loan Documentation, and any successor administrative agent to Oxford Finance LLC.

“Mezz Debt” shall mean a mezzanine loan in the principal amount of Twelve Million Seven Hundred Fifty Thousand and No/100 Dollars ($12,750,000) extended by the Mezz Lenders to the Parent pursuant to the Mezz Loan Documentation.

“Mezz Lenders” means collectively, the lenders from time to time party to the Mezz Loan Documents and Oxford as Agent.

“Mezz Loan Documentation” means the Mezzanine Loan Agreement dated as of the date hereof among the Mezz Lenders and the Parent and all other instruments, agreements and documents executed in connection therewith, as amended, restated, modified and supplemented from time to time.

“Minimum EBITDAR Amount” means (i) from the date of this agreement until the first anniversary thereof, $12,200,000, (ii) commencing on the first anniversary of the Closing Date until the second anniversary of the Closing Date, $12,600,000 and (iii) commencing on the third anniversary of the Closing Date and at all times thereafter, $13,000,000.

“Mortgages” means collectively, the Calhoun Mortgage, the Cartersville Mortgage, the Chatsworth Mortgage, the Decatur Mortgage, the Fairburn Mortgage, the Flowery Branch Mortgage, the Jasper Mortgage and the Stone Mountain Mortgage, in each case, as the same may be amended, supplemented or modified from time to time.

“Multiemployer Plan” shall have the meaning ascribed to such term in Section 7.19 hereof.

“Net Income” shall mean, with respect to any Person for any period, the net income (or loss) of such Person for such period as determined in accordance with GAAP, excluding any gains from Asset Dispositions, any extraordinary income or gains and any gains from discontinued operations.

“Non-Consenting Lender” has the meaning ascribed to such term in Section 12.1.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note(s)” shall have the meaning ascribed to such term in Section 2.1 hereof.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, the Department of the Treasury pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 2001) and/or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of or by the Office of Foreign Asset Control, the Department of the Treasury or pursuant to any other applicable Executive Orders, as such lists may be amended or supplemented from time to time.

“Operating Companies” means, collectively, the Calhoun Operating Company, the Cartersville Operating Company, the Chatsworth Operating Company, the Decatur Operating Company, the Fairburn Operating Company, the Flowery Branch Operating Company, the Jasper Operating Company and the Stone Mountain Operating Company, in each case, as the same may be amended, supplemented or modified from time to time. “Operating Company” means any of the Operating Companies.

“Oxford” means Oxford Finance LLC, a Delaware limited liability company.

“Parent” means Summit Georgia Holdings LLC, a California limited liability company.

“Participant” shall have the meaning ascribed to such term in Section 12.15.2 hereof.

“Participant Register” shall have the meaning ascribed to such term in Section 12.15.2 hereof.

“PBGC” shall have the meaning ascribed to such term in Section 7.19 hereof.

“Permitted Liens” shall have the meaning ascribed to such term in Section 9.1 hereof.

“Permitted Prepayment” means the refinancing coordinated through a vendor reasonably acceptable to Agent of the Liabilities in full in cash through the U.S. Department of Housing and Urban Development. For purposes hereof, White Oak Healthcare Finance LLC shall be deemed a vendor acceptable to Agent.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Plan” shall have the meaning ascribed to such term in Section 7.19 hereof.

“Prepayment Premium” means, with respect to prepayment of the Loan: (i) three percent (3%) of the amount of the outstanding principal balance of the Loan prepaid if such prepayment occurs on or prior to the first (1st) year anniversary of the Closing Date; (ii) two percent (2%) of the amount of the outstanding principal balance of the Loan prepaid if such prepayment occurs on or prior to the second (2nd) year anniversary of the Closing Date but after the first anniversary of the Closing Date; and (iii) one percent (1%) of the amount of the outstanding principal balance of the Loan prepaid if such prepayment occurs on or prior to the third (3rd) year anniversary of the Closing Date but after the second year anniversary of the Closing Date; provided, however, that, to the extent any prepayment of the Loan occurs in connection with the Permitted Prepayment, the Prepayment Premium shall be 0%.

“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Agent as its prime rate (whether or not such rate is actually charged by Agent), which is not intended to be Agent’s lowest or most favorable rate of interest at any one time. Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate announced by Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Agent shall not be obligated to give notice of any change in the Prime Rate.

“Pro Rata Share” means with respect to a Lender’s obligation to make a Term Loan and receive payments of interest, fees, and principal with respect thereto, (x) prior to the making of the Term Loans, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the aggregate amount of all Lenders’ Term Loan Commitments, and (y) from and after the making of the Term Loans, the percentage obtained by dividing (i) the principal amount of such Lender’s Term  Loan by (ii) the principal amount of all Term Loans of all Lenders.

“Prohibited Transaction” shall have the meaning ascribed to such term in ERISA.

“Property” means, as applicable, any and all real property owned, leased, sub-leased or used at any time by any Borrower, including, without limitation, the Real Property.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, any guarantor that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate Leases” means, the Calhoun Real Estate Lease, the Cartersville Real Estate Lease, the Chatsworth Real Estate Lease, the Decatur Real Estate Lease, the Fairburn Real Estate Lease, the Flowery Branch Real Estate Lease, the Jasper Real Estate Lease and the Stone Mountain Real Estate Lease, in each case, as the same may be amended, supplemented or modified from time to time. “Real Estate Lease” means any of the Real Estate Leases.

“Real Property” means any real estate on which any Facility is located.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is Term SOFR, then approximately a time substantially consistent with market practice two (2) SOFR Business Days prior to (i) if the date of such setting is a SOFR Business Day, such date or (ii) otherwise, the SOFR Business Day immediately preceding such date and (b) if such Benchmark is not Term SOFR, then the time determined by Agent in accordance with the Benchmark Conforming Changes. If by 5:00 pm (New York City time) on any interest lookback day, Term SOFR in respect of such interest lookback day as described in clause (a) above has not been published on the SOFR Administrator’s Website, then Term SOFR for such interest lookback day will be Term SOFR as published in respect of the first preceding SOFR Business Day for which Term SOFR was published on the SOFR Administrator’s Website; provided that such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day.

“Register” has the meaning ascribed to such term in Section 12.15.3.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, as “environment” is defined in CERCLA.

“Relevant Governmental Body” means the Federal Reserve Board, the Federal Reserve Bank of New York, a committee officially endorsed or convened by either thereof, or any successor thereto.

“Rent Expense” shall mean all scheduled monthly “Base Rent” (as defined under the Real Estate Leases) payable by the Operating Companies to the Borrowers pursuant to the Real Estate Leases.

“Required Lenders” means, at any time, there are three (3) Lenders or less, 100% of the Lenders, (ii) at all times there are more than three (3) Lenders, Lenders whose Pro Rata Shares exceed 66 2/3% as determined pursuant to the definition of Pro Rata Shares provided, that the Pro Rata Shares held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lender.

“Required Lease Terms” means that (a) the initial aggregate annual net rent for all of the Real Estate Leases shall be no less than $11,700,000 and (b) each Real Estate Lease shall have the following terms: (i) 15 year term with two (2) five (5) year extension options, (ii) annual rent escalation after the first year of 1.5%, (iii) a security deposit equal at least 3 months rent and (iv) a financial covenant that six (6) month trailing Operators’ Rent Coverage Ratio shall be at least 1.3:1.0.

“Respond” or “Response” means any action taken pursuant to Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Substance.

“SOFR” means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.

“SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by Agent in its reasonable discretion).

“SOFR Administrator’s Website” means the website of the SOFR Administrator, currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html, or any successor source for Term SOFR identified by the SOFR Administrator from time to time.

“SOFR Borrowing” means the SOFR Loans comprising a borrowing of Loans.

“SOFR Business Day” means any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Stone Mountain” has the meaning ascribed to such term in the introductory paragraph hereof.

“Stone Mountain Assignment of Rents and Leases” means that certain Assignment of Rents and Leases made by Stone Mountain, dated as of the Closing Date, as the same may be amended, supplemented or modified from time to time.

“Stone Mountain Facility” means the skilled nursing facility known as Rosemont at Stone Mountain located at 5160 Springview Avenue, Stone Mountain, Georgia, 30083, with approximately one hundred forty-nine (149) skilled nursing beds operated by the Stone Mountain Operating Company.

“Stone Mountain Mortgage” means that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing made by Stone Mountain, dated as of the Closing Date, granting and conveying to the Lender a first mortgage Lien on that certain Real Property on which the Stone Mountain Facility is located, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Stone Mountain Operating Company” means GAStone Mountain SNF, LLC, a Delaware limited liability company.

“Stone Mountain Real Estate Lease” means that certain Lease dated as of the date hereof between Stone Mountain and the Stone Mountain Operating Company regarding the Stone Mountain Facility, pursuant to which Stone Mountain leases the Stone Mountain Facility to the Stone Mountain Operating Company.

“Stone Mountain Subordination, Non-Disturbance and Attornment Agreement” means that certain Subordination, Non-Disturbance and Attornment Agreement by and among Stone Mountain, the Stone Mountain Operating Company and Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Subordinated Debt” means any and all permitted Indebtedness owing by any Borrower to a third party that has been subordinated to the Liabilities (including in respect of the Junior Debt) in writing on terms and conditions satisfactory to the Agent and the Required Lenders in their sole and absolute determination.

“Subordination Agreement” means any subordination agreement entered into from time to time by holders of Subordinated Debt and Agent, each in form and substance satisfactory to Agent and the Required Lenders in their sole and absolute discretion, each as the same may be modified, supplemented, amended or restated from time to time.

“Subordination, Non-Disturbance and Attornment Agreements” means, collectively, the Calhoun Subordination, Non-Disturbance and Attornment Agreement, the Cartersville Subordination, Non-Disturbance and Attornment Agreement, the Chatsworth Subordination, Subordination, Non-Disturbance and Attornment Agreement, the Decatur Subordination, Non-Disturbance and Attornment Agreement, the Fairburn Subordination, Non-Disturbance and Attornment Agreement, the Flowery Branch Subordination, Non-Disturbance and Attornment Agreement, the Jasper Subordination, Non-Disturbance and Attornment Agreement and the Stone Mountain Subordination, Non-Disturbance and Attornment Agreement, in each case, as the same may be amended, supplemented or modified from time to time.

“Summit” means Summit Healthcare REIT, Inc., a Maryland corporation.

“Swap Obligation” means any obligation under or pursuant to any Hedging Agreement or any other agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax Code” shall have the meaning ascribed to such term in Section 7.19 hereof.

“Tax Liability Amount” shall have the meaning ascribed to such term in Section 9.9 hereof.

“Taxes” shall have the meaning ascribed to such term in Section 3.3 hereof.

“Term SOFR” means, with respect to each day of any applicable SOFR Loan for any Term SOFR Interest Period, the greater of (a) the forward-looking term rate for a period comparable to such Term SOFR Interest Period based on SOFR that is published by the SOFR Administrator and is displayed on the SOFR Administrator’s Website at approximately the Reference Time for such Term SOFR Interest Period and (b) the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 12.1, in the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references herein to Term SOFR shall be deemed references to such Benchmark Replacement.

“Term SOFR Interest Period” means with respect to that portion of the Loan bearing interest based on Term SOFR, a period of 1 month to the extent such tenor is an Available Tenor, commencing on a SOFR Business Day as selected by Borrower in accordance with this Agreement, or on such other SOFR Business Day as is acceptable to Agent and Borrowers; provided, however, that (a) if any Term SOFR Interest Period would end on a day other than a Business Day, such Term SOFR Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Term SOFR Interest Period shall end on the next preceding Business Day, (b) any Term SOFR Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Term SOFR Interest Period) shall end on the last Business Day of the last calendar month of such Term SOFR Interest Period, and (c) no Term SOFR Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Loan or SOFR Borrowing initially shall be the date on which such Loan or SOFR Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or SOFR Borrowing.

“TRICARE” means the medical program for active duty members, qualified family members, CHAMPUS eligible retirees and their family members and survivors, of all uniformed services.

“Ultimate Parent” shall mean Summit Healthcare Operating Partnership, L.P., a Delaware limited partnership.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “U.S.” means the United States of America.

“Withholding Certificate” shall have the meaning ascribed to such term in Section 3.3(c) hereof.

1.2       Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given to such terms in accordance with GAAP. If changes in GAAP shall be mandated by the Financial Accounting Standards Board or shall be recommended by the Borrowers’ certified public accountants, and such changes would materially modify the interpretation or computation of the financial covenants set forth in Section 9.12 hereof at the time of execution hereof, then in such event such changes shall not be followed in calculating such financial covenants. Notwithstanding the foregoing or anything else in this Agreement to the contrary (including the definition of “GAAP”), with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 842 on the definitions and covenants herein, the effects of FASB ASC 842 on the accounting of leases and the impact of such accounting on the definitions and covenants herein shall be disregarded for all leases.

1.3       Others Defined in Code. All terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided by the Code to the extent the same are used or defined therein.

1.4       Other Interpretive Provisions.

(a)       The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa.

(b)       Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)       The term “including” is not limiting, and means “including, without limitation”.

(d)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e)      Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Financing Agreements) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of this Agreement or any Financing Agreement, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

1.5       Rates. Agent does not warrant, nor accept responsibility, nor shall Agent have any liability with respect to (a) the continuation, administration, submission or calculation of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark pursuant to the terms of this Agreement and shall have no liability to Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.                  COMMITMENT; INTEREST; FEES.

2.1              Loan. On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist an Event of Default, each Lender severally and for itself alone, agrees to make in U.S. Dollars such Lender’s Pro Rata Share of a term loan (the “Loan”) in one advance to Borrower on the Closing Date in the aggregate amount of the Maximum Facility. The outstanding principal balance of the Loan shall be repaid by Borrower in equal principal installments based on a twenty-five (25) year amortization schedule in consecutive monthly installments as set forth below; provided, however, that unless an Event of Default is in existence or Borrowers otherwise direct Agent in writing, each scheduled installment of principal paid by Borrowers shall be deposited into the Cash Loan Guaranty Fund in lieu of releasing such installment to Agent (for the ratable benefit of the Lenders) for application to the outstanding principal balance of the Loan.  If the Liabilities are repaid in full on or before the Maturity Date, the funds contained in the Cash Loan Guaranty Fund shall be released to Borrowers in connection with such repayment.  If the Liabilities are not repaid in full on or before the Maturity Date, or at any time during the existence of an Event of Default, the funds then contained in the Cash Loan Guaranty Fund shall be released to Agent (for its benefit and the ratable benefit of the Lenders) for application to the outstanding principal balance of the Liabilities.  For avoidance of doubt, the outstanding principal balance of the Loan, unreduced by the funds contained in Cash Loan Guaranty Fund, shall bear interest in accordance with Section 2.5.

Closing Date through the Second anniversary of the Closing Date:	No Principal Due (interest only)

Second Anniversary of the Closing Date and thereafter:	$1,880,000 annually ($156,667/month)

All Liabilities which remain outstanding on the Maturity Date shall be due and payable on the Maturity Date. Each of the foregoing payments shall be paid together with interest accrued thereon, each payable on or before the fifth (5th) day of each calendar month, commencing February 5, 2022, and otherwise in accordance with Section 2.5 hereof, with a final installment of the aggregate unpaid principal balance of the Loan, together with interest accrued thereon, payable on the Maturity Date; provided, however, that interest payments shall be due and payable in accordance with Section 2.5(b) commencing on and after February 5, 2022 notwithstanding the fact that principal payments will not commence until January 5, 2024. Monthly interest payments on the Loan shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Loan. Any amounts paid or applied to the principal balance of the Loan (whether by mandatory prepayment or otherwise) may not be reborrowed hereunder. At the Maturity Date, the outstanding principal balance of the Loan shall be immediately due and payable, together with any remaining accrued interest thereon, by the Borrowers. All payments of principal or interest on the Note(s), and of all fees, shall be made by Borrowers to Agent (for the ratable benefit of the Lenders) in immediately available funds at the office specified by Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by Agent on the following Business Day. Subject to Section 2.2, Agent shall promptly remit to each Lender its share of all such payments received in collected funds by Agent for the account of such Lender. The Loan shall be evidenced by separate promissory notes (hereinafter, as the same may be amended, modified or supplemented from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, called the “Notes”), duly executed and delivered by the Borrowers, in form and substance set forth in Exhibit A attached hereto, with appropriate insertions, dated the Closing Date, jointly and severally payable to the order of such Lender’s Pro Rata Share of the Loan. THE PROVISIONS OF THIS AGREEMENT OR THE NOTES NOTWITHSTANDING, THE LOAN SHALL BECOME IMMEDIATELY DUE AND PAYABLE UPON THE EARLIEST TO OCCUR OF (X) THE MATURITY DATE; (Y) THE ACCELERATION OF THE LIABILITIES PURSUANT TO SECTION 10.2 HEREOF; AND (Z) THE TERMINATION OF THIS AGREEMENT (WHETHER BY PREPAYMENT OR OTHERWISE) IN ACCORDANCE WITH ITS TERMS.

2.2           Defaulting Lenders.

(a)              Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(1)              Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(2)              Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity) or received by Agent from a Defaulting Lender shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; third, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(3)              Commitment and Fees. No Defaulting Lender shall be entitled to receive any fee for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)              Defaulting Lender Cure. If Borrowers, Agent and each Lender agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loan to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.3              The Borrowers’ Loan Account. The Agent, on behalf of each Lender, shall maintain a loan account (the “Loan Account”) on its books for the Borrowers in which shall be recorded (a) all advances of the Loan made by each Lender to the Borrowers pursuant to this Agreement, (b) all payments made by the Borrowers on or with respect to such Loan, and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with the Agent’s customary accounting practices as in effect from time to time. The Borrowers, jointly and severally, promise to pay the amount reflected as owing by Borrowers under their Loan Account and all of their other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement. Notwithstanding the foregoing, the failure so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the Borrowers’ joint and several obligations under this Agreement or under the Note to repay the outstanding principal amount of the Loan together with all interest accruing thereon.

2.4              Statements. The Loan to the Borrowers, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Agent in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as the Agent shall have rendered to the Borrowers written statements of account as provided herein, the balance in the Loan Account, as set forth on the Agent’s most recent computer printout, shall be rebuttably presumptive evidence of the amounts due and owing the Agent by the Borrowers. From time to time the Agent shall render to the Borrowers a statement setting forth the balance of the Loan Account, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by the Agent but shall, absent manifest errors or omissions, be presumed correct and binding upon the Borrowers.

2.5              Interest. (a) Subject to subsection (b) and the other terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (i), (ii), (iii), or (iv) below. Subject to Section 3, Borrowers and Lender agree that all Loans shall be SOFR Loans.

(a)           The Applicable Margin with respect to Base Rate Loans per annum plus the Base Rate in effect from time to time, payable on the first Business Day of each month in arrears for interest through the last day of the prior month. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the effective date of each such change in the Base Rate.

(b)          The Applicable Margin with respect to SOFR Loans for the applicable Term SOFR Interest Period per annum plus Term SOFR, such rate to remain fixed for such Term SOFR Interest Period. Interest shall be payable on the last Business Day of such Term SOFR Interest Period.

(c)          If the then current Benchmark has been replaced with a Benchmark Replacement pursuant to this Agreement, the Applicable Margin with respect to SOFR Loans per annum plus such Benchmark Replacement, payable on the first Business Day of each month in arrears for interest through the last day of the prior month, subject to any applicable Benchmark Replacement Conforming Changes.

(d)          Interest on any applicable portion of the outstanding principal balance of the Loans shall be calculated by multiplying (i) the actual number of days elapsed in the period for which the calculation is being made by (ii) a daily rate based on a three hundred sixty (360) day year by (iii) such portion of the outstanding principal balance of the Loan. Such interest shall be calculated on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Base Rate or Term SOFR, shall be determined by Agent, and such determination shall be conclusive absent manifest error.

(e)          The applicable SOFR rate shall be determined by Agent, and notice thereof shall be given by Agent promptly to Borrowers. Each determination of the applicable SOFR rate by Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. Agent shall, upon written request of Borrowers, deliver to Borrowers a statement showing the computations used by Agent in determining any applicable SOFR rate hereunder.

(b)       Notwithstanding any other term or provision of this Agreement to the contrary, (x) immediately following the occurrence and during the continuance of an Event of Default, and (y) unless the Required Lenders otherwise direct in writing, upon Agent’s demand following the occurrence and during the continuance of any other Event of Default, in each case, Borrowers agree, jointly and severally, to and shall pay to Agent on behalf of Lenders interest on the outstanding principal balance of the Loans at the per annum rate of five percent (5.0%) plus the rate otherwise payable hereunder with respect to such Loans (the “Default Rate”).

2.6              Method for Making Payments; Authorization to Debit Lease Deposit Account. All payments that the Borrowers are required to make to the Agent (for its benefit or the benefit of any Lender) under this Agreement or under any of the other Financing Agreements shall be made in immediately available funds not later than noon (Chicago time) on the date of payment at the Agent’s office at 120 S. LaSalle St., Chicago, Illinois 60603, or at such other place as the Agent directs in writing from time to time, or, in the Agent’s sole and absolute discretion, by appropriate debits to the Lease Deposit Accounts or other operating accounts of the Borrowers. Each Borrower hereby irrevocably authorizes and instructs Agent to direct debit any of such Borrower’s operating accounts with Agent, including, without limitation, the Lease Deposit Accounts, for all principal, interest, fees and expenses due hereunder with respect to the Loan and the Liabilities or as otherwise required to be deposited into the Cash Loan Guaranty Fund. Payments made after noon (Chicago time) shall be deemed to have been made on the next succeeding Business Day.

2.7              Term of this Agreement. The Borrowers shall have the right to terminate this Agreement following prepayment of all of the Liabilities as provided under Section 2.8 hereof; provided, however, that all of Agent’s and each Lender’s rights and remedies under this Agreement and the Liens created under Section 6.1 hereof and under any of the other Financing Agreements, shall survive such termination until all of the Liabilities have been indefeasibly paid in full (including, without limitation, all default interest and all interest accrued after commencement of any insolvency or bankruptcy proceeding, whether or not the foregoing would be or is allowed or disallowed in whole or in part in any such insolvency or bankruptcy proceeding), and termination of the Lender’s Commitment hereunder. In addition, the Liabilities may be accelerated as set forth in Section 10.2 hereof. Upon the effective date of termination, all of the Liabilities shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all of the Liabilities shall have been indefeasibly paid and satisfied, the Agent shall be entitled to retain its Liens (for the ratable benefit of the Lenders) in and to all existing and future Collateral.

2.8              Prepayments of Loan.

(a)               Optional Prepayment. The Borrowers may, at their option, permanently prepay, at any time during the term of this Agreement all of the Loan or any portion thereof but in minimum amounts of no less than One Hundred Thousand Dollars ($100,000) (or increments of Twenty Five Thousand ($25,000) in excess of such minimum), subject to the following conditions: (i) not less than ten (10) days prior to the date upon which the Borrower desires to make any such prepayment, Borrower shall deliver to the Agent a written notice of its intention to prepay all or such portion of the Loan, which notice shall be irrevocable and state the type of Loan to be prepaid, the amount of the prepayment and the prepayment date, and (ii) the Borrower shall pay (A) the Prepayment Premium, if applicable, (in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Agent’s and each Lender’s lost profits as a result of such prepayment), (B) any amount due pursuant to Section 3.4 hereof, and (C) any amounts due in connection with such prepayment or due under any Interest Rate Protection Agreement. Any such Prepayment Premium shall constitute a part of the Liabilities and be secured by the Collateral. Prepayments of the Loan shall be applied against installments payable under such applicable Note in the inverse order of maturity. Amounts prepaid on account of any of the Loan may not be reborrowed. The parties agree that the Prepayment Premium is not a penalty.

(b)               Mandatory Prepayments. Upon receipt by any Borrower of the proceeds of any (i) Asset Disposition, or (ii) sale or issuance of any Capital Securities of a Borrower (excluding (a) any issuance of Capital Securities pursuant to any employee, officer or director option program or agreement, benefit plan or compensation program or agreement, or (b) any issuance of Capital Securities pursuant to the exercise of options or warrants, if applicable), in each case, Borrowers shall prepay the outstanding principal amount of the Liabilities in an amount equal to one hundred percent (100%) of the cash proceeds of such transaction net of (i) the direct reasonably and actually incurred costs relating thereto, such as sales commissions and legal, accounting and investment banking fees and out-of-pocket costs, and (ii) taxes paid or reasonably estimated by Borrower to be payable as a result thereof. Nothing contained in this Section 2.8 shall be construed to permit Borrowers to consummate any transaction in violation of any other provision contained in this Agreement.

2.9              Limitation on Charges. It being the intent of the parties that the rate of interest and all other charges to the Borrowers be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement would exceed the limit which the Lenders may lawfully charge the Borrowers, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall at the sole option of the Agent either be refunded to the Borrowers or credited to the principal amount of the Liabilities (or any combination of the foregoing) so that under no circumstances shall the interest or other charges required to be paid by the Borrowers hereunder exceed the maximum rate allowed by applicable law, and Borrowers shall not have any action against any Lender or Agent for any damages arising out of the payment or collection of any such excess interest.

2.10          Setoff.

(a)           Each Borrower agrees that Agent and each Lender has all rights of setoff and banker’s liens provided by applicable law. Each Borrower agrees that, if at any time (i) any amount owing by it under this Agreement or any Financing Agreement is then due and payable to the Agent or the Lenders, or (ii) an Event of Default shall have occurred and be continuing, then the Agent or the Lenders, in their sole discretion, may set off against and apply to the payment of any and all Liabilities, any and all balances, credits, deposits, accounts or moneys of the Borrowers then or thereafter with the Agent or such Lender.

(b)          Without limitation of Section 2.10(a) hereof, each Borrower agrees that, upon and after the occurrence and during the continuance of any Event of Default, the Agent and each Lender is hereby authorized, at any time and from time to time, without prior notice to any Credit Party, (i) to set off against and to appropriate and apply to the payment of any and all Liabilities any and all amounts which the Agent or Lender is obligated to pay over to any Borrower (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to deposit such amounts with the Agent as Collateral to secure such Liabilities and to dishonor any and all checks and other items drawn against any deposits so held as the Agent in its sole discretion may elect.

(c)          The rights of the Agent and Lenders under this Section 2.10 are in addition to all other rights and remedies which the Agent and Lenders may otherwise have in equity or at law.

2.11          Termination of Commitment by the Agent. On the date on which the Commitment terminates pursuant to Section 10.2 hereof, the Loan and other Liabilities shall become immediately due and payable, without presentment, demand or notice of any kind.

2.12          Late Charge. If any installment of principal or interest due hereunder shall become overdue for five (5) days after the date when due, the Borrowers shall pay to the Agent on demand a “late charge” of five cents ($.05) for each dollar so overdue in order to defray part of the increased cost of collection occasioned by any such late payment, as liquidated damages and not as a penalty.

2.13          Fees.

(a)           Fee Letter. Borrowers shall pay to Agent the fees set forth in Fee Letter.

(b)           Exit Fee. To the extent any Facility is sold or otherwise transferred by the Borrowers, the Borrowers shall pay to the Agent on behalf of the Lenders an Exit Fee; provided, however, that (i) in the event the Borrowers are required to pay an Exit Fee in connection with any prepayment of the Loan, no Prepayment Penalty shall be due with respect to such amount prepaid and (ii) no Exit Fee shall be due and payable in connection with Permitted Prepayment. Any such Exit Fee which is due and payable hereunder shall constitute a part of the Liabilities and be secured by the Collateral. The parties agree that the Exit Fee is not a penalty.

3.               CHANGE IN CIRCUMSTANCES.

3.1              Yield Protection. If, after the date of this Agreement, a Change in Law,

(a)           subjects the Agent or any Lender to any tax, duty, charge or withholding on or from payments due from any Borrower (excluding taxation of the overall net income of the Agent and Lenders), or changes the basis of taxation of payments to the Agent or the Lenders in respect of the Loan or other amounts due it hereunder, or

(b)          imposes, modifies, or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lenders, or

(c)           imposes any other condition the result of which is to increase the cost to the Agent of making, funding or maintaining advances or reduces any amount receivable by the Lenders in connection with advances, or requires the Agent or the Lenders to make any payment calculated by reference to the amount of advances held or interest received by it, by an amount deemed material by the Agent, or

(d)          affects the amount of capital required or expected to be maintained by the Agent or the Lenders or any corporation controlling the Agent or Lenders and the Agent determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to make the Loan hereunder or of commitments of this type, then, within three (3) Business Days of demand by the Agent, the Borrowers agree to pay the Agent for the ratable benefit of the Lenders that portion of such increased expense incurred (including, in the case of clause (d), any reduction in the rate of return on capital to an amount below that which it could have achieved but for such law, rule, regulation, policy, guideline or directive and after taking into account the Lender’s policies as to capital adequacy) or reduction in an amount received which the Lender determines is attributable to making, funding and maintaining the Loan.

3.2              Benchmark Replacement Setting; Benchmark Conforming Changes. Upon the occurrence of a Benchmark Transition Event, Agent and Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Borrowers so long as Agent has not received, by such time, written notice of objection thereto from Lenders comprising the Required Lenders. No such replacement will occur prior to the applicable Benchmark Transition Start Date. In connection with Term SOFR or the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement. Agent will promptly notify Borrowers and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Conforming Changes. Agent will promptly notify Borrowers of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement, except, in each case, as expressly required pursuant to this Section 3.2. Notwithstanding anything to the contrary herein (other than any Hedging Agreement), at any time, (a) if the then-current Benchmark is a term rate (including Term SOFR) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (b) if a tenor that was removed pursuant to clause (a) above either (i) is subsequently displayed on a screen or information service for a Benchmark or (ii) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans, and any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Term SOFR Interest Period.

3.3              Taxes.

(a)               All payments by the Borrowers under this Agreement shall be made free and clear of, and without deduction for, any present or future income, excise, stamp or other taxes, fees, levies, duties, withholdings or other charges of any nature whatsoever, now or hereafter imposed by any taxing authority, other than franchise taxes and taxes imposed on or measured by any Lender’s net income or receipts (such non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by a Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowers shall:

(b)              pay directly to the relevant authority the full amount required to be so withheld or deducted;

(c)              promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

(d)              pay to the Agent such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent on behalf of the Lenders will equal the full amount the Agent and Lenders would have received had no such withholding or deduction been required.

(b)       Moreover, if any Taxes are directly asserted against the Agent or the Lenders with respect to any payment received by the Agent or the Lenders hereunder, the Agent may pay such Taxes and the Borrowers agree to promptly pay such additional amounts (including, without limitation, any penalties, interest or expenses) as is necessary in order that the net amount received by the Agent and the Lenders after the payment of such Taxes (including, without limitation, any Taxes on such additional amount) shall equal the amount the Agent and Lenders would have received had not such Taxes been asserted. Notwithstanding the foregoing, if the Agent fails to timely pay any such Taxes after the Agent receives prior written notice of such Taxes being due prior to the date such Taxes are due, then any penalty directly resulting from the failure to timely pay such Taxes shall not be borne by the Borrowers.

(c)       To the extent permitted by Law, each Lender that is not a United States person within the meaning of Tax Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to Borrowers and Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax on interest payments to be made hereunder or on the Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Tax Code Sections 871(h) or 881(c), such Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under Law, deliver to Borrowers and Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or Agent to an exemption from United States withholding tax on interest payments to be made hereunder or on the Loan.

(d)       Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrowers and Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by Law, deliver to Borrowers and Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax. Borrower shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section to the extent that such obligations would not have arisen but for the failure of such Lender to comply with this Section.

(e)       Each Lender agrees to and shall indemnify Agent and hold Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Agent under this Section 3.3) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to Agent as set forth above. Such indemnification shall be made within fifteen (15) days from the date Agent makes written demand therefor.

(f)       If a payment made to a Non-U.S. Participant under any Financing Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Tax Code, as applicable), such Lender shall deliver to the Agent and Borrower at the time or times prescribed by FATCA and at such time or times reasonably requested by the Agent or Borrower such documentation prescribed by FATCA as may be necessary for the Agent and Borrower to comply with their respective obligations under FATCA and to determine the amount (if any) required to be deducted and withheld under FATCA from such payment.

3.4              Agent Statements. The Agent shall deliver a written statement to the Borrowers as to the amount due, if any, under Sections 3.1 or 3.3 hereof. Such written statement shall set forth in reasonable detail the calculations upon which the Agent determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement shall be payable within five (5) days after receipt by the Borrowers of the written statement.

3.5              Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Term SOFR Interest Period: (a) Agent determines (which determination shall be binding and conclusive on the Borrowers) that adequate and reasonable means do not exist for ascertaining the applicable Term SOFR; or (b) Agent determines that Term SOFR will not adequately and fairly reflect the cost to Lender of maintaining or funding the Loan for such Term SOFR Interest Period, or that the making or funding of SOFR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Agent adversely affects such SOFR Loans, then, in either case, so long as such circumstances shall continue: (i) Agent shall not be under any obligation to make, convert into or continue SOFR Loans and (ii) on the last day of the then current Term SOFR Interest Period for each SOFR Loan, each such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Agent shall promptly give the Borrowers written notice of any determination made by it under this Section accompanied by a statement setting forth in reasonable detail the basis of such determination.

3.6              Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, or to determine or charge interest rates based upon SOFR, then, upon notice thereof by such Lender to Borrowers (through Agent), any obligation of such Lender to make or continue SOFR Loans or to convert Base Loans to SOFR Loans shall be suspended, in each case until such Lender notifies Agent and Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrowers shall, upon demand from such Lender (with a copy to Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans. Upon any such prepayment or conversion, Borrowers shall also pay any additional amounts required pursuant to.

3.7              Inability to Determine Rates. Subject to Section 3.2, if (i) Agent determines (which determination shall be conclusive and binding absent manifest error) that, “Term SOFR” cannot be determined pursuant to the definition thereof on or prior to the first day of any Term SOFR Interest Period, or (ii) Agent or Required Lenders (by notice to Agent) determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Term SOFR Interest Period does not adequately and fairly reflect the cost of funding such Loan, Agent will promptly so notify Borrowers and each Lender. Upon notice thereof by Agent to Borrowers, any obligation of the Lenders to make or continue SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or the affected Term SOFR Interest Periods) until Agent revokes such notice. Upon receipt of such notice, (A) Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Term SOFR Interest Periods) or, failing that, Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Term SOFR Interest Period. Upon any such conversion, Borrowers shall also pay any additional amounts required pursuant to Section 3.8.

3.8              Compensation for Losses. In the event of (i) the payment of any principal of any SOFR Loan or the conversion of any SOFR Loan other than on the payment date therefor (including as a result of an Event of Default) or the last day of the Term SOFR Interest Period applicable thereto (including as a result of an Event of Default), (ii) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (iii)  any acceleration of the maturity of the Loan by Agent (with the consent of the Required Lenders) in accordance with the terms of this Agreement or the Notes, then, in any such event, Borrowers shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrowers and shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

3.9              Mitigation of Circumstances; Replacement of Lender.

(a)       The parties hereto agree that:

(1)               Each Lender shall promptly notify Borrowers and Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrowers to pay any amount pursuant to Sections 3.1 or 3.3 or (ii) the occurrence of any circumstances described in Sections 3.1 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Borrowers and Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrowers of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)               If (i) Borrower becomes obligated to pay additional amounts to any Lender pursuant to Sections 3.1 or 3.3, or any Lender gives notice of the occurrence of any circumstances described in Sections 3.1 or 3.3 and in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (i) of this Section 3.9, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender pursuant to Section 12.1, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Agent, designate another bank which is acceptable to Agent and the Issuing Lender in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender, such Lender’s rights hereunder (other than its existing rights to payments pursuant to Sections 3.1 or 3.3, and obligations under this Agreement and the related Financing Agreements, without recourse to or warranty by, or expense to, such Lender, provided that: (A) the price is equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement (including any amounts under Section 3.3, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder; (B) in the case of any such purchase resulting from a claim for compensation under Sections 3.1 or 3.3, such purchase will result in a reduction in such compensation or payments thereafter; (C) such purchase does not conflict with applicable law; and (D) in the case of any purchase resulting from a Lender becoming a Non-Consenting Lender, the Replacement Lender shall have consented to the applicable amendment, waiver, or consent.

(3)               A Lender shall not be required to make any such purchase or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such purchase and delegation cease to apply.

(4)               Notwithstanding anything in this Section to the contrary, the Lender that acts as Agent may not be replaced hereunder except in accordance with the terms of Section 11.9.

(b)               Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to the foregoing provisions of this Section 3.9 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 3.1 or 3.3, and the provisions of such Sections shall survive repayment of the Liabilities, cancellation of any Note(s) and termination of this Agreement.

4.                  ATTORNEY-IN-FACT.

4.1              Appointment of the Agent as the Borrowers’ Attorney-in-Fact. Each Borrower hereby irrevocably designates, makes, constitutes and appoints the Agent (and all Persons designated by the Agent in writing to the Borrowers) as such Borrower’s true and lawful attorney-in-fact, and authorizes the Agent, in such Borrower’s or the Agent’s name to do all acts and things which are necessary, in the Agent’s reasonable discretion, to fulfill the Borrowers’ obligations under this Agreement. Each Borrower hereby ratifies and approves all acts under such power of attorney and neither Agent nor any other Person acting as any Borrower’s attorney hereunder will be liable for any acts or omissions or for any error of judgment or mistake of fact or law made in good faith. The appointment of Agent (and any of the Agent’s officers, employees or agents designated by the Agent) as each Borrower’s attorney, and each and every one of Agent’s rights and powers, being coupled with an interest, are irrevocable until all of the Liabilities have been fully repaid and this Agreement shall have expired or been terminated in accordance with the terms hereunder.

5.              CONDITIONS OF THE LOAN.

Notwithstanding any other term or provision contained in this Agreement, Agent’s and Lenders’ obligation to make the Loan hereunder is subject to the satisfaction of each of the following conditions precedent:

(a)             Fees and Expenses. The Borrowers shall have paid all fees owed to the Agent and Lenders and reimbursed the Agent for all reasonable costs, disbursements, fees and expenses due and payable hereunder on or before the Closing Date, including, without limitation, the Agent’s counsel fees provided for in Section 12.2 hereof.

(b)                Documents. The Agent shall have received all of the following, each duly executed and delivered and dated the Closing Date, or such earlier date as shall be satisfactory to the Agent, each in form and substance reasonably satisfactory to the Lender in its sole determination:

(1)         Financing Agreements. This Agreement, the Notes, the Mortgages, the Management Fee Subordination Agreement, the Assignments of Rents and Leases, the Environmental Indemnity Agreement, Subordination, Non-Disturbance and Attornment Agreements, the Fee Letter, and such other Financing Agreements as the Agent may reasonably require.

(2)         Resolutions; Incumbency and Signatures. Copies of the resolutions or written consent of the manager of each Credit Party authorizing or ratifying the execution, delivery and performance by such Credit Party of this Agreement, the Financing Agreements to which such Credit Party is a party and any other document provided for herein or therein to be executed by such Credit Party, certified by a Duly Authorized Person of such Credit Party and, in each case, to the extent applicable. A certificate of a Duly Authorized Person certifying the names of the officers of each Borrower authorized to make a borrowing request on behalf of the Borrowers and sign this Agreement and the Financing Agreements to which such Borrower is a party, together with a sample of the true signature of each such officer; the Agent may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.

(3)       Consents. Certified copies of all documents evidencing any necessary consents and governmental approvals, if any, with respect to this Agreement, the Financing Agreements, and any other documents provided for herein or therein to be executed by Borrower.

(4)       Opinion of Counsel. An opinion of Hanson Bridgett, LLP the legal counsel to the Credit Parties, in form and substance reasonably satisfactory to Agent. An opinion of each local real estate counsel and other licensing counsel, respectively, in form and substance reasonably satisfactory to Agent (addressed to Agent and each Lender).

(5)       Constitutive Documents. A copy (certified by a Duly Authorized Person) of each Credit Party’s (i) Certificate of Formation, certified by the Secretary of State of the State of Georgia, or Maryland, in the case of Summit, as of a date acceptable to the Agent, together with a good standing certificate from such governmental entity or department and, if and to the extent applicable, a good standing certificate (or the equivalent thereof) from the Secretaries of State (or the equivalent thereof) of each other State in which any Credit Party is required to be qualified to transact business and (ii) a true, correct and complete copy of the Limited Liability Company Agreement of the Borrowers and Parent.

(6)       UCC Financing Statements; Termination Statements; UCC Searches. UCC Financing Statements, as requested by the Agent, naming each Credit Party as debtor and the Agent as secured party with respect to the Collateral, together with such UCC termination statements necessary to release all Liens (other than Permitted Liens) and other rights in favor of any Person in any of the Collateral except the Agent (for the ratable benefit of the Lenders), and other documents as the Agent deems necessary or appropriate, shall have been filed in all jurisdictions that the Agent deems necessary or advisable. UCC tax, lien, pending suit and judgment searches for the Borrowers, the Closing Date Sellers (and, if and to the extent applicable, under any of its trade or assumed names, if any), each dated a date reasonably near to the Closing Date in all jurisdictions reasonably deemed necessary by the Agent, the results of which shall be satisfactory to the Agent in its sole and absolute determination.

(7)        Insurance Certificates. Certificates from the Borrowers’ insurance carriers evidencing that all insurance coverage required hereunder (including, without limitation, property, liability, flood, earthquake and business interruption) and under the Mortgage and other Financing Agreements is in effect, which designate the Agent as “Lender’s Loss Payee” and “Mortgagee” under the personal property insurance, additional insured under the liability insurance, as applicable.

(8)        Permits. Certified copies of all licenses, permits and governmental approvals necessary for the use or operation of the Facilities, together with a certificate of occupancy with respect to the Facilities.

(9)        Real Estate Leases. True, correct and complete copies of the fully-executed Real Estate Leases, and all amendments, assignments, modifications and other supplements in connection therewith, together with a Subordination, Non-Disturbance and Attornment Agreements with respect to each Facility, in each case, in a form and substance acceptable to Agent, and having the Required Lease Terms.

(10)      Management Agreements. True, correct and complete copies of the fully-executed Management Agreements in form and substance satisfactory to the Agent in its sole discretion, pursuant to which the applicable Operating Company may pay management fees in an amount not to exceed 5% of gross revenues of such Operating Company applicable to the Facility subject thereto.

(11)      Property Condition Report. Property Condition Reports for each parcel of Real Property on which each Facility is located, the form, substance and results of which shall be satisfactory to Lender in its sole and absolute determination, unless waived in writing by Agent.

(12)      Environmental Assessment. Phase I environmental reports and, if applicable, phase II environmental reports (collectively, the “Environmental Reports”) of the Real Property on which each Facility is located prepared by an environmental audit firm reasonably acceptable to the Agent, the results of which shall be satisfactory to the Agent in its sole and absolute determination.

(13)     Title Insurance. Title insurance policies in the form of ALTA Form Mortgagee Title Insurance Policy shall be issued by an insurer (acceptable to the Agent) in favor of the Agent for the Real Property on which each Facility is located, together with copies of all documents of record concerning all such Real Property as identified on the commitment thereof. Each title insurance policy shall contain such endorsements as deemed appropriate by the Agent.

(14)      Survey. ALTA plats of survey shall be prepared on the Real Property on which each Facility is located (with current ALTA/ACSM land survey standards and reasonably satisfactory to the Agent), unless waived in writing by Agent.

(15)       Appraisal. FIRREA compliant appraisals prepared by an independent appraiser of the Real Property, which appraisal shall satisfy the requirements of the Financial Institutions Reform, Recovery and Enforcement Act, if applicable, and shall evidence compliance with the supervisory loan-to-value limits set forth in the Federal Deposit Insurance Corporation Improvement Act of 1991 (including a loan-to-value ratio on an “as-is” basis not to exceed 75% of the Maximum Facility amount). Such appraisal (and the results thereof) shall be satisfactory to the Agent in its sole and reasonable determination.

(16)      Flood Insurance. Flood insurance policies, if applicable, concerning the Real Property, reasonably satisfactory to the Agent, if required by the Flood Disaster Protection Act of 1973.

(17)     Beneficial Ownership Certificate. Agent shall have received, to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Borrower.

(18)      Minimum EBITDAR of Facilities. The Agent shall have received evidence in form and substance acceptable to the Agent in its sole discretion that EBITDAR with respect to the Facilities for the twelve (12) month period ending October 31, 2021 is at least Twelve Million and 00/100 Dollars ($12,000,000); provided that, in calculating EBITDAR for this purpose, Rent Expenses shall be deemed to be $11,700,000 for said twelve month period.

(19)      Other. Such other documents, certificates and instruments as the Agent and any Lender may reasonably request.

(a)       Field Examination; Site Visit. The Agent shall have completed its site visit and field examinations of the Borrowers’ books and records, assets, and operations which examinations will be satisfactory to the Agent in its sole and absolute discretion.

(b)       No Material Adverse Change. Since December 31, 2020, there shall be no material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of any Borrower or any Operating Company.

(c)       Representations and Warranties. All representations or warranties of the Credit Parties contained herein or in any Financing Agreement shall be true and correct as of the Closing Date.

(d)       Acknowledgement of Operating Companies. Evidence reasonably acceptable to the Agent that each Operating Company has acknowledged the obligations of the Borrowers under Section 8.9 hereof and that the Borrowers have notified such Operating Company that all amounts payable to any Borrower under any Real Estate Lease shall be paid directly to the applicable Lease Deposit Account and that such Operating Company has agreed to comply with such arrangement.

(e)       Financial Statements. The Agent shall have received financial statements of the Borrower and otherwise of the tenants of each Facility showing results of the operation of each Facility for the fiscal years ended December 31, 2019 and December 31, 2020 and such financial statements shall be in form and substance reasonably acceptable to the Lender. The Agent shall have received (i) company prepared financial statements for the tenants of each Facility showing results of operations of each Facility and each tenant for the 10-month period ending October 31, 2021 and (ii) company prepared financial statements for the tenants of each Facility showing results of operations of each Facility and each tenant for the three Fiscal Quarters ending September 30, 2021 and such financial statements, in each case, shall be in form and substance reasonably acceptable to the Agent. The Agent shall have received projected statements of income and cash flow for Borrowers, giving effect to the Borrowers acquisition of the Facilities and the use of proceeds of the operations thereof and such projections shall be in form and substance satisfactory to the Agent in its reasonable discretion.

(f)       Commitment Fee. The Borrower shall have paid to Agent all fees due and payable under the Fee Letter and such other fees incurred by the Agent in connection with its due diligence process and otherwise required hereunder.

(g)       Capital Structure. The capital and organizational structure of Summit, Ultimate Parent, Parent, the Borrowers and their Subsidiaries shall be satisfactory to the Agent.

(h)       Mezz Debt. The Parent shall have received the Mezz Debt on terms satisfactory to the Agent.

(i)         Junior Debt. The Borrowers shall have received the Junior Debt on terms satisfactory to the Agent and such Junior Debt shall be subordinated to the Liabilities pursuant to the Intercreditor Agreement.

(j)       Intercreditor Agreement. The Intercreditor Agreement shall have been executed and delivered by Agent, Junior Agent, Mezz Agent and Borrowers.

(k)       Equity. Borrowers have made a cash investment towards the acquisition of the Real Property and the Facilities of not less than $21,050,000.

(l)       Acquisition. The acquisition of the Real Property has been consummated in accordance with the Closing Date Purchase Documents at a gross purchase price of not less than $130,000,000.

6.               COLLATERAL.

6.1              Security Interest. As security for the prompt and complete payment and performance of all of the Liabilities when due or declared due in accordance with the terms hereof, each Borrower hereby grants, pledges, conveys and transfers to the Agent, (for the ratable benefit of Lenders, Agent and, as applicable, Lenders’ Affiliates) (in addition to the security interests, assignments and mortgages on the Real Property as contemplated by the Mortgages and the other Financing Agreements) a continuing security interest in and to any and all assets and personal property of such Borrower, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, including the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”): (a) all of such Borrower’s accounts receivable, including, without limitation, Accounts and Health-Care-Insurance Receivables (each as defined in the Code), (b) all of such Borrower’s General Intangibles, including, without limitation General Intangibles related to accounts receivable and money; (c) all of such Borrower’s Deposit Accounts and other deposit accounts (general or special) with, and credits and other claims against, any Lender, or any other financial institution with which such Borrower maintains deposits; (d) all of such Borrower’s contracts, licenses, chattel paper, instruments, notes, letters of credit, bills of lading, warehouse receipts, shipping documents, contracts, tax refunds, documents and documents of title, and all of such Borrower’s Tangible Chattel Paper, Documents, Electronic Chattel Paper, Letter-of-Credit Rights, letters of credit, Software, Supporting Obligations, Payment Intangibles, and Goods (each as defined in the Code); (e) all of such Borrower’s Inventory and Equipment (each as defined in the Code) and motor vehicles and trucks; (f) all of such Borrower’s monies, and any and all other property and interests in property of such Borrower, including, without limitation, Investment Property, Instruments, Security Entitlements, Uncertificated Securities, Certificated Securities, Chattel Paper, and Financial Assets (each as defined in the Code), now or hereafter coming into the actual possession, custody or control of the Agent or any agent or Affiliate of the Agent in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise), and, independent of and in addition to the Agent’s rights of setoff, the balance of any account or any amount that may be owing from time to time by the Agent to such Borrower; (g) all insurance proceeds of or relating to any of the foregoing property and interests in property, and any key man life insurance policy covering the life of any officer or employee of such Borrower; (h) all proceeds and profits derived from the operation of such Borrower’s business; (i) all of the other assets and personal property of such Borrower; (j) the Lease Deposit Accounts, the Cash Loan Guaranty Fund and, in each case, the funds relating thereto; (k) all of such Borrower’s books and records, computer printouts, manuals and correspondence relating to any of the foregoing and to such Borrower’s business; (k) all cash of such Borrower; and (l) all accessions, improvements and additions to, substitutions for, and replacements, products, profits and proceeds of any of the foregoing.

6.2            Preservation of Collateral and Perfection of Security Interests Therein. The Borrowers agree that they shall execute and deliver to the Agent, concurrently with the execution of this Agreement, and at any time or times hereafter at the request of the Agent, all financing statements (and the Borrowers shall pay the cost of filing or recording the same in all public offices deemed necessary by the Agent) or other instruments and documents as the Agent may reasonably request, in a form satisfactory to the Agent, to perfect and keep perfected the Liens in the Collateral (in favor of Agent for the benefit of Lenders and itself) or to otherwise protect and preserve the Collateral and the Agent’s Liens therein. If the Borrowers fail to do so, the Agent is authorized to sign any such financing statements (or, if no signature is required in the filing jurisdiction, file such financing statements without any Borrower’s signature) as the Borrowers’ agent. The Borrowers further agree that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

6.3            Loss of Value of Collateral. Each Borrower agrees to immediately notify the Agent of any material loss or impairment of over $250,000 in the value of the Collateral or any portion thereof.

6.4             Right to File Financing Statements. Notwithstanding anything to the contrary contained herein, the Agent may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral in particular, and which contain any other information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether a Borrower is an organization, the type of organization and any organization identification number issued to such Borrower. Each Borrower agrees to furnish any such information to the Agent promptly upon request. Any such financing statements, continuation statements or amendments may be signed by the Agent on behalf of such Borrower and may be filed at any time with or without signature and in any jurisdiction as reasonably determined by the Agent.

6.5             Third Party Agreements. Each Borrower shall at any time and from time to time take such steps as the Agent may reasonably require for the Agent: (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to the Lender, of any third party having possession of any of the Collateral that the third party holds for the benefit of the Agent, (ii) to obtain “control” (as defined in the Code) of any Deposit Accounts, with any agreements establishing control to be in form and substance reasonably satisfactory to the Agent, and (iii) otherwise to ensure the continued perfection and priority of the Agent’s security interest in any of the Collateral and of the preservation of its rights therein.

6.6            All Advances One Obligation. Payment of all Liabilities shall be secured by the Collateral and pursuant to certain of the terms of this Agreement and the Financing Agreements. All loans or advances made to Borrower under this Agreement shall constitute one Loan, and all of the Borrowers’ Liabilities shall constitute one general obligation secured by Agent’s Lien on all of the Collateral and by all other Liens heretofore, now, or at any time or times granted to Agent to secure the Liabilities (for the ratable benefit of Lenders and Agent). Each Borrower agrees that all of the rights of Agent set forth in this Agreement shall apply to any amendment, restatement or modification of, or supplement to, this Agreement, any supplements or exhibits hereto and the Financing Agreements, unless otherwise agreed in writing by the Agent or Required Lenders, as applicable.

6.7            Commercial Tort Claims. If any Borrower shall at any time hereafter acquire a Commercial Tort Claim (as defined in the Code), such Borrower shall promptly notify the Agent of same in a writing signed by such Borrower (describing such claim in reasonable detail) and grant to the Agent (for the ratable benefit of the Lenders) in such writing (at the sole cost and expense of the Borrowers) a continuing, first-priority security interest therein and in the proceeds thereof, with such writing to be in form and substance satisfactory to the Agent in its sole and absolute determination.

6.8            Lease Deposit Accounts. The Borrowers represent that they have established and further agree to continue to maintain and hereby grants the Agent a security interest in a restricted account set up for the purpose of depositing all rent and other payments owed to any Borrower by any Operating Company or otherwise in connection with lease payments owed in connection with the Facilities (each a “Lease Deposit Account” and collectively, the “Lease Deposit Accounts”). At any time that an Event of Default exists, the Borrowers hereby grant the Agent sole access to the Lease Deposit Accounts, provided, however, that the Agent may use such funds solely to repay amounts owed under the Loan upon maturity of the Loan or while any Event of Default exists and to apply such funds to other Liabilities as and when the same become due and payable. The failure of Borrowers to comply with the provisions of this paragraph shall be considered an Event of Default and immediately entitle the Agent to any of the remedies provided in this Agreement. Nothing in this Section shall mitigate, limit or otherwise affect any of the Borrower's obligations under this Agreement.

6.9            Cash Loan Guaranty Fund. The Borrowers represent that they have established and further agree to continue to maintain and hereby grants the Agent a security interest in a restricted account set up for the purpose of depositing the Cash Loan Guaranty Fund reserve held by the Agent. The Cash Loan Guaranty Fund established with the Agent shall be invested in such a manner as shall be mutually agreed upon among the Agent and the Borrowers; and, in the event there shall be no agreement, then as shall be determined by the Agent in its sole discretion. The Agent shall have sole access to the Cash Loan Guaranty Fund, provided, however, that the Agent may use such funds solely to repay amounts owed under the Loan upon maturity of the Loan or while any Event of Default exists and to apply such funds to other Liabilities as and when the same become due and payable. Any and all interest on the Cash Loan Guaranty Fund shall be added to the Cash Loan Guaranty Fund and shall be property of the Borrowers subject to the security interests granted herein and, upon repayment in full of the Liabilities and the termination of this Agreement, such interest shall be paid to the Borrowers; provided, however, that at any time an Event of Default has occurred and continuing, the Borrowers acknowledge and agree that such interest may be applied to the Liabilities by the Agent. The failure of Borrowers to comply with the provisions of this paragraph shall be considered an Event of Default and immediately entitle the Agent to any of the remedies provided in this Agreement. Nothing in this Section shall mitigate, limit or otherwise affect any of the Borrower's obligations under this Agreement.

7.               REPRESENTATIONS AND WARRANTIES.

The Borrowers, jointly and severally, represent and warrant to Agent and the Lenders that as of the date of this Agreement, and continuing as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:

7.1            Existence. Each Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Georgia. Each Borrower is duly qualified and in good standing as a foreign limited liability company authorized to do business in the State of Georgia and each jurisdiction where such qualification is required because of the nature of its activities or properties. Each Borrower has all requisite limited liability company power to carry on its business as now being conducted and as proposed to be conducted.

7.2            Authority. The execution and delivery by each Borrower of this Agreement and all of the other Financing Agreements to which such Borrower is a party and the performance of its obligations hereunder and thereunder: (i) are within its limited liability company powers; (ii) are duly authorized by the manager of such Borrower and, if applicable, the member of such Borrower; and (iii) are not in contravention of the terms of its limited liability company agreement, or of any indenture, agreement or undertaking to which it is a party or by which it or any of its property is bound. The execution and delivery by each Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of its obligations hereunder and thereunder: (i) do not require any governmental consent, registration or approval; (ii) do not contravene any contractual or governmental restriction binding upon it; and (iii) will not, except in favor of Agent, result in the imposition of any Lien upon any property of such Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which it is a party or by which it or any of its property may be bound or affected.

7.3            Binding Effect. This Agreement and all of the other Financing Agreements to which any Credit Party is a party are the legal, valid and binding obligations of such Credit Party and are enforceable against such Credit Party in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights and remedies generally.

7.4            Financial Data.

(a)              All income statements, balance sheets, cash flow statements, statements of operations, financial statements, and other financial data which have been or shall hereafter be furnished to the Agent and the Lenders for the purposes of or in connection with this Agreement do and will present fairly in all material respects in accordance with GAAP, consistently applied, the financial condition of the Credit Parties and the Operating Companies, as applicable, as of the dates thereof and the results of its operations for the period(s) covered thereby.

(b)               Since December 31, 2020, there has been no Material Adverse Change with respect to any Credit Party or any tenant of the Facility or in the operations of the Facility.

7.5            Collateral. Except for the Permitted Liens, all of the Borrowers’ assets and property (including, without limitation, the Collateral and the Real Property) are and will continue to be owned by the applicable Borrower (except for items of inventory disposed of in the ordinary course of business), have been or will be fully paid for, and are free and clear of all Liens. No financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording or filing office, other than those identifying the Agent as the secured creditor. The organizational number assigned by the State of Georgia upon: (i) Calhoun’s formation is: 21294971; (ii) Cartersville’s formation is: 21294994; (iii) Chatsworth’s formation is: 21295009; (iv) Decatur’s is: 21295027; (v) Fairburn’s is: 21295049; (vi) Flowery Branch’s is 21295088; (vii) Jasper’s is 21295102; and (viii) Stone Mountain’s is 21295122.

7.6            Solvency. Each Credit Party is solvent, is able to pay such Credit Party’s debts as they mature or become due, has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns assets and property having a value both at fair valuation and at present fair saleable value on a going concern basis (as determined in a manner and based upon assumptions satisfactory to the Agent in its reasonable determination) greater than the amount required to pay all of its debts and liabilities, including, without limitation, all of the Liabilities. No Credit Party will be rendered insolvent by the execution and delivery of this Agreement or any Financing Agreement, or by completion of the transactions contemplated hereunder or thereunder.

7.7            Principal Place of Business; State of Formation. The principal place of business and chief executive office of each Borrower is located at 2 South Pointe Drive, Suite 100, Lake Forrest, California 92630. The books and records of the Borrowers and all records of account are located at the principal place of business and chief executive office of the Borrowers. Each Borrower’s state of formation is the State of Georgia.

7.8            Other Names. No Borrower has used, and no Borrower shall hereafter use, any name (including, without limitation, any tradename, tradestyle, assumed name, division name or any similar name) other than the name set forth in the introductory paragraph of this Agreement.

7.9            Tax Liabilities. Each Credit Party and, to the Borrowers’ knowledge, each Operating Company has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it, except for extensions duly obtained or except as permitted under Section 8.4, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

7.10          Loans. Except as otherwise permitted by Section 9.2 hereof, no Borrower is obligated on any loans or other Indebtedness.

7.11          Margin Securities. The use of the proceeds of the Loan and Borrowers’ issuance of the Note will not directly or indirectly violate or result in a violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T or X of the Board of Governors of the Federal Reserve System. No Credit Party owns any margin securities and none of the Loan advanced hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.

7.12          Subsidiaries. No Borrower has any subsidiaries.

7.13          Litigation and Proceedings. No judgments are outstanding against any Credit Party or, to the knowledge of Borrowers, any Operating Company, nor is there as of any such date pending or, to the Borrower’s knowledge, threatened, any litigation, suit, action, contested claim, or federal, state or municipal governmental proceeding by or against any Credit Party or the Operating Company or any of its property, in each case, involving an aggregate amount of Fifty Thousand Dollars ($50,000) or more.

7.14          Other Agreements. Neither any Credit Party, nor, to the Borrowers’ knowledge, any Operating Company is in material default under or in breach of any material agreement, contract, lease, or commitment to which it is a party or by which it is bound. No Borrower knows of any dispute regarding any agreement, contract, instrument, lease or commitment which could reasonably be expected to have a Material Adverse Effect.

7.15          Compliance with Laws and Regulations. The execution and delivery by each Borrower of this Agreement and by each Credit Party of all of the other Financing Agreements to which any Credit Party is a party and the performance of such Person’s obligations hereunder and thereunder are not in contravention of any material law, rule or regulation, including, without limitation, Healthcare Laws. Each Credit Party and, to the Borrowers’ knowledge, each Operating Company, has all licenses, certificates of need, authorizations, approvals and permits necessary in connection with the operation of its business (including, without limitation, all certificates needed for each Operating Company to participate in the Medicare and Medicaid programs). Each Facility is operated as a skilled nursing facility and its licensed bed capacity is as set forth on Schedule 7.15. The licenses, authorizations, permits and other approvals listed on Schedule 7.15 constitute all the licenses, authorizations, permits and other approvals required by each Operating Company to operate the applicable Facility at such licensed bed capacities applicable for such Operating Company. Each Credit Party and, to the Borrowers’ knowledge, each Operating Company has obtained all licenses, authorizations, approvals, licenses and permits necessary in connection with the operation of its business, including, without limitation, licenses with respect to the Facilities issued by the Georgia Department of Community Health designated as a “Skilled Nursing Facility” and/or any other designation required to operate the Facilities in the manner and for the purposes currently operated. All such licenses, authorizations, approvals and permits are in full force and effect and each Credit Party shall keep such items in full force and effect during the term of this Agreement. Each Real Estate Lease shall at all times during the term of this Agreement require that the Operating Company party to such Real Estate Lease keep such licenses, authorizations, approval and permits in full force and effect. Each Credit Party is in compliance with all laws, orders, rules, regulations and ordinances of all federal, foreign, state and local governmental authorities applicable to it and its business, operations, property, and assets, except to the extent any such non-compliance could not reasonably be expected to result in a Material Adverse Effect. No Facility is subject to any proceeding for revocation, suspension or issuance of a probationary license or any certificate of need issued by any governmental authority and any Person succeeding to the functions thereof, and there has not been instituted any Medicare or Medicaid termination action by such commission. Neither any Credit Party nor, to the Borrowers’ knowledge, any Operating Company has received any notice from any governmental authority that such governmental authority has imposed or intends to impose any enforcement actions, fines or penalties for any failure or alleged failure to comply with HIPAA.

7.16          Intellectual Property. No Credit Party owns or otherwise possess any registered patents, patent applications, copyrights, trademarks, trademark applications, trade names, or service marks. To the Borrowers’ knowledge, none of any Credit Party’s intellectual property infringes on the rights of any other Person.

7.17          Environmental Matters. Except as otherwise disclosed in the Environmental Reports, neither any Credit Party nor, to the knowledge of the Borrowers, any Operating Company, has Managed Hazardous Substances on or off its Property other than in compliance with Environmental Laws, except to the extent any such non-compliance could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party and, to the knowledge of Borrowers, the Operating Company, has complied in all material respects with Environmental Laws regarding transfer, construction on and operation of its business at the Property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or Property. Neither any Credit Party nor, to the knowledge of the Borrowers, any Operating Company, has any contingent liability with respect to the Management of any Hazardous Substance that could reasonably be expected to result in a Material Adverse Effect. During the term of this Agreement, the Borrowers shall not permit (and shall cause the Operating Companies not to permit) others to, Manage, whether on or off any Borrower’s Property, Hazardous Substances. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing and to the extent an Operation and Maintenance Plan has been prepared with respect to a Facility and provided to Agent, the applicable Borrower shall be permitted to manage existing asbestos and lead-based paint materials present on such Facility on the date hereof in accordance with such Operation and Maintenance Plan. The Borrowers shall take prompt action in material compliance with Environmental Laws to Respond to the on-site or off-site Release of Hazardous Substances connected with operation of its business or Property. Neither any Credit Party nor, to the knowledge of the Borrowers, any Operating Company, has received any Environmental Notice.

7.18          Disclosure. None of the representations or warranties made by any Credit Party herein or in any Financing Agreement to which such Credit Party is a party and no other written information provided by the Credit Parties or their respective representatives to the Agent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Borrowers have disclosed to the Agent all facts of which the Borrowers have knowledge which at any time hereafter might result in a Material Adverse Effect.

7.19          Pension Related Matters. If applicable, each employee pension plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA and to which any Credit Party or any ERISA Affiliate has or had any obligation to contribute (a “Multiemployer Plan”)) maintained by any Credit Party or any of their respective ERISA Affiliates to which Title IV of ERISA applies, if any, and (a) which is maintained for employees of any Credit Party or any of their respective ERISA Affiliates or (b) to which any Credit Party or any of their ERISA Affiliates made, or was required to make, contributions at any time within the preceding five (5) years (a “Plan”), complies, and is administered in accordance, with its terms and all material applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and any successor statute thereto (the “Tax Code”), and with all material applicable rulings and regulations issued under the provisions of ERISA and the Tax Code setting forth those requirements. No “Reportable Event” or “Prohibited Transaction” (as each is defined in ERISA) or withdrawal from a Multiemployer Plan caused by any Credit Party has occurred and no funding deficiency described in Section 302 of ERISA caused by any Credit Party exists with respect to any Plan or Multiemployer Plan which could have a Material Adverse Effect. If and to the extent applicable, the Credit Parties and each ERISA Affiliate have satisfied all of their respective funding standards applicable to such Plans and Multiemployer Plans under Section 302 of ERISA and Section 412 of the Tax Code and the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA (“PBGC”) has not instituted any proceedings, and there exists no event or condition caused by any Credit Party which would constitute grounds for the institution of proceedings by PBGC, to terminate any Plan or Multiemployer Plan under Section 4042 of ERISA which could have a Material Adverse Effect.

7.20          Perfected Security Interests. The Lien in favor of the Agent (for its benefit and the benefit of the Lenders) provided pursuant to Section 6.1 hereof is a valid and, when properly perfected by the timely filings, deliveries, notations and other actions contemplated by the Financing Agreements in the appropriate jurisdictions, will constitute the first priority security interest in the Collateral (subject only to the Permitted Liens).

7.21          Real Estate. As of the Closing Date, no Borrower owns or leases any Property other than the Real Property owned by such Borrower. The Borrowers own good and marketable fee simple title to all of the Real Property. The Borrowers have delivered true, correct and complete copies of the fully-executed Real Estate Leases and all material instruments, agreements and documents entered into in connection therewith (including all Exhibits and Schedules thereto) to the Agent on the Closing Date.

7.22          Ownership; Capitalization. Schedule 7.22 sets forth the correct legal name, jurisdiction of organization and, if applicable, the organizational identification number assigned by the applicable jurisdiction of organization of the Credit Parties. The authorized Capital Securities of each of the Credit Parties is as set forth on Schedule 7.22. All issued and outstanding Capital Securities of each of the Credit Parties is duly authorized and validly issued, and if the Capital Securities of a corporate entity, fully paid, nonassessable, and in each case is free and clear of all Liens other than those in favor of the Agent, and such Capital Securities were issued in compliance with all applicable laws. The identity of the holders of the Capital Securities of each of the Credit Parties and the percentage of their fully diluted ownership of the Capital Securities of each of the Credit Parties as of the Closing Date is set forth on Schedule 7.22. As of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any Capital Securities of any such entity.

7.23          Broker’s Fees. No Credit Party has any obligation to any Person in respect of any finder’s, brokers or similar fee in connection with the Loan or this Agreement.

7.24          Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.25          Business of Borrowers. The sole business of the Borrowers is to own the Real Property leased to the applicable Operating Company. No Borrower is party to any management agreement or similar type of management contract, other than the Real Estate Leases.

7.26       Offenses and Penalties Under the Medicare or Medicaid Programs. Neither any Credit Party nor, to the Borrowers’ knowledge, any Operating Company and/or officers of such Credit Party or, to the Borrowers’ knowledge, any Operating Company is currently under investigation or prosecution for, nor has any Credit Party, or to the Borrowers’ knowledge, any Operating Company or any Affiliate or officer of such Person been convicted of: (a) any offense related to the delivery of an item or service under the Medicare or Medicaid programs; (b) a criminal offense related to neglect or abuse of patients in connection with the delivery of a health care item or service; (c) fraud, theft, embezzlement or other financial misconduct; (d) the obstruction of an investigation of any crime referred to in subsections (a) through (c) of this Section; or (e) unlawful manufacture, distribution, prescription, or dispensing of a controlled substance. Neither any Credit Party nor, to the Borrowers’ knowledge, any Operating Company and/or officers of such Credit Party or Operating Company have been required to pay any civil money penalty under applicable laws regarding false, fraudulent or impermissible claims or payments to induce a reduction or limitation of health care services to beneficiaries of any state or federal health care program, nor, is any such Credit Party, such Operating Company or and/or officer of such Person currently the subject of any investigation or proceeding that may result in such payment. Neither any Credit Party nor any Operating Company and/or officers of such Credit Party or such Operating Company have been excluded from participation in the Medicare or Medicaid programs or any program funded under the “Block grants” to States for Social Services (Title XX) Program.

7.27          Medicaid/Medicare. Neither any Credit Party nor, to the Borrowers’ knowledge, any Operating Company nor any officer or director of such Person has engaged in any of the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under Medicare or Medicaid; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under Medicare or Medicaid; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under Medicare or Medicaid on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration: (i) in return for referring any individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid; or (ii) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole in part by Medicare or Medicaid.

7.28          Labor Matters. There are no strikes or other labor disputes pending or, to the knowledge of Borrower, threatened against any Credit Party. All payments due from any Credit Party on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on its books.

7.29          USA Patriot Act; Absence of Foreign or Enemy Status. Neither any Credit Party nor any of its Affiliates is identified in any OFAC List. Each Credit Party, and their respective Subsidiaries and Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Neither any Credit Party nor any Affiliate of such Credit Party is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any Affiliate of such Credit Party is in violation of, nor will the use of the Loan violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).

7.30          Beneficial Ownership Certification. The information included in any Beneficial Ownership Certification provided to the Agent under or in connection with this Agreement is true and correct in all respects as of the date of delivery thereof.

7.31          Closing Date Acquisition.

(a)              The Closing Date Acquisition has been consummated contemporaneously with the execution and delivery of this Agreement in accordance with the terms of the Closing Date Purchase Documents, subject to such modifications, supplements and waivers as the Agent shall have approved in writing.

(b)              No party to any Closing Date Purchase Document has waived, without the consent of the Agent, any condition precedent to the obligations of any such party to close as set forth in the Closing Date Purchase Documents.

(c)              The aggregate consideration payable under the Closing Date Purchase Documents is equal to $130,000,000.

(d)              True and complete copies of all of the Closing Date Purchase Documents have been delivered to the Agent, together with a true and complete copy of each document to be delivered at the closing of the Closing Date Acquisition.

(e)              Except as set forth in the Closing Date Purchase Documents delivered to the Agent prior to the date hereof, there are no other agreements, oral or written, with respect to which any Credit Party thereof has any obligation or liability with respect to the Closing Date Acquisition.

(f)               No Credit Party nor, to the knowledge of any Borrower, any other Person party to the Closing Date Purchase Documents is in default in the performance or compliance with any provisions thereof.

(g)              The Closing Date Purchase Documents comply with, and the Closing Date Acquisition has been consummated in accordance with, all applicable laws, including, without limitation, all Healthcare Laws.

(h)              The Closing Date Purchase Documents are in full force and effect as of the date hereof and have not been terminated, rescinded or withdrawn.

(i)               All material requisite approvals by governmental authorities having jurisdiction over the Closing Date Sellers, the Credit Parties and other Persons referenced therein with respect to the transactions contemplated by the Closing Date Purchase Documents have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Closing Date Purchase Documents or to the conduct by any Credit Party of its business thereafter which have not been satisfied within the time periods specified therein.

(j)                 To the knowledge of the Borrowers, none of the Closing Date Seller’s respective representations or warranties in the Closing Date Purchase Documents contains any untrue statement of a material fact or omits any material fact necessary to make the statements therein made, in the context in which made, not misleading.

8.                  AFFIRMATIVE COVENANTS.

The Borrowers, jointly and severally, covenant and agree that, as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:

8.1              Reports, Certificates and Other Information. The Borrowers shall deliver or cause to be delivered to the Agent:

(a)                Annual Financial Statements. On or before the one hundred twentieth (120th) day after each fiscal year of the Borrowers and the Operating Companies commencing with the Fiscal Year ended December 31, 2021, (1) a copy of the annual consolidated and consolidating financial statements of Borrowers (broken out for each of the Facilities), provided an appendix to such annual audit shall set forth the consolidating financial performance of each Borrower, duly certified and audited by independent certified public accountants of nationally recognized standing selected by Borrower (with Agent’s reasonable consent) pursuant to an unqualified report of such independent certified public accountants, consisting of, at least, balance sheets and statements of income and cash flow for such period, prepared in conformity with GAAP; provided, however, that a schedule to Summit’s annual 10-K filing shall be deemed sufficient to satisfy the foregoing requirement and (2) a copy of the annual consolidated and consolidating financial statements of the Operating Companies (broken out for each of the Facilities), reviewed by independent certified public accountants of nationally recognized standing selected by Borrower (with Agent’s reasonable consent), consisting of, at least, balance sheets and statements of income and cash flow for such period, prepared in conformity with GAAP;

(b)                Monthly Reports. On or before the forty-fifth (45th) day after the end of each month (1) a copy of internally prepared financial statements of the Borrowers prepared in accordance with GAAP, and in a manner substantially consistent with the financial statements referred to in Section 8.1(a) consisting of, at least, an income statement, a balance sheet, and statement of cash flow as at the close of such month and statements of earnings for such month and for the period from the beginning of the Fiscal Year to the close of such month and (2) a copy of internally prepared financial statements of the Operating Companies prepared in accordance with GAAP and in a manner substantially consistent with the financial statements referred to in Section 8.1(a) hereof but specific to the operations of the Operating Companies of the Facilities on a consolidated basis consisting of, at least, an income statement, a balance sheet, and statement of cash flow and statements of earnings for such month and for the period from the beginning of the Fiscal Year to the close of such month. In addition, Borrowers shall provide to Agent upon request from time to time a census report, and if and to the extent available to Borrowers from the Operating Companies pursuant to the Real Estate Leases, an accounts payable aging, the most recently filed Form 941 and proof of payroll taxes then due and payable having been paid.

(c)                Certificates. Contemporaneously with the furnishing of each annual financial statement and within forty-five (45) calendar days of each Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2022, a duly completed compliance certificate with appropriate insertions, in form and substance reasonably satisfactory to the Agent (a “Compliance Certificate”), dated the date of such annual financial statement or such Fiscal Quarter and signed on behalf of the Borrower by a Duly Authorized Person, which Compliance Certificate shall state that no Default or Event of Default has occurred and is continuing, or, if there is any such event, describes it and the steps, if any, being taken to cure it. In addition, each Compliance Certificate shall contain a computation of, and show compliance with, the financial ratios and restrictions set forth in Section 9.12 hereof including, without limitation, financial statements of each Facility necessary to determine compliance with Section 9.12 with respect to such Facility. The computation and calculation of the financial ratios in each Compliance Certificate shall be in form and substance reasonably acceptable to the Agent.

(d)                Real Estate Taxes. As paid, evidence of timely payment of real estate taxes owed on the Real Property.

(e)                Tax Returns. Promptly, and in any event no later than 10 days following the filing thereof, copies of all tax returns filed by each Borrower.

(f)                Notice of Default, Regulatory Matters, Litigation Matters or Adverse Change in Business. Promptly upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by the Borrowers with respect thereto: (i) the occurrence of a Default or an Event of Default; (ii) except for actions described in clause (iv) below, the institution or threatened institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding in which any injunctive relief is sought or in which money damages in excess of Fifty Thousand Dollars ($50,000) in the aggregate are sought; (iii) the receipt of any written notice from any Governmental Authority concerning any material violation or potential material violation of any regulations, rules or laws applicable to any Borrower; (iv) the occurrence of any personal injury or other action that is not covered by insurance (or if presumably covered by insurance, the applicable insurance company has not confirmed coverage or liability for payment in writing) that could reasonably be expected to give rise to a tort claim against any Borrower for an amount equal to or in excess of Fifty Thousand Dollars ($50,000); or (v) any Material Adverse Change.

(g)                Insurance Reports. (i) At any time after a Default and upon the request of the Agent, a certificate signed by a Duly Authorized Person that summarizes the property, casualty, liability and malpractice insurance policies carried by the Borrowers and that certifies that the Agent is the named additional insured, lender’s loss payee and mortgagee, as applicable, with respect to all property and casualty insurance policies (such certificate to be in form and substance satisfactory to the Agent), and (ii) written notification of any material change in any such insurance by the Borrowers within five (5) Business Days after receipt of any notice (whether formal or informal) of such change by any of its insurers.

(h)                Interim Reports. Promptly upon receipt thereof, copies of any management letters and interim and supplemental reports submitted to any Credit Party by the independent accountants in connection with any interim audit of the books of the Borrowers and copies of each management control letter provided to the Borrowers by independent accountants.

(i)                Affiliate Transactions. Upon the Agent’s request from time to time, a reasonably detailed description of each of the transactions between any Borrower and any of its Affiliates during the time period requested by the Agent, which shall include, without limitation, the amount of money either paid or received, as applicable, by the Borrowers in such transactions.

(a)        Annual Budgets. As soon as available following the end of each Fiscal Year, but in any event not later than forty-five (45) days after the end of such Fiscal Year, an annual operating plan for each Facility for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year, (iii) integrates sales, gross profits, operating expenses, operating profit and cash flow projections, and (iv) includes a description of estimated restructuring expenses to be incurred for the following year, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for Capital Expenditures.

(b)        Lease Reports. Promptly upon receipt, copies of any material reports or notifications required to be delivered by any Operating Company to any Borrower pursuant to the terms of any Real Estate Lease, including, without limitation, annual financial statements of the Operating Companies, quarterly financial statements of the Operating Companies and the other reports required under Section 5(ii) and any other applicable reporting section set forth in any Real Estate Lease, as applicable (and any other successor provisions).

(c)        Health Care Reporting. Furnish to the Agent each of the following, to the extent applicable to any Operating Company or Facility: (i) within three (3) Business Days of receipt by any Operating Company of Form 2567 from any Governmental Authority or any other copy of any healthcare related licensure and annual or biannual certification survey report and any statement of deficiencies and any survey (other than the annual or biannual survey) indicating a violation or deficiency with a scope and severity that could be reasonably expected to adversely affect either the right to continue participation in Medicare, Medicaid or other reimbursement programs for existing patients or the right to admit new Medicare patients, Medicaid patients or other reimbursement program patients or result in the loss or suspension of any Operating Company’s licenses and permits to operate the Facilities or the placement of any Facility on the Special Focus Facility list of CMS, a copy of such certification survey report, statement of deficiency or other survey, and within the time period required by the particular agency for submission, a copy of the plan of correction with respect thereof if such plan of correction is required by such agency issuing the statement of deficiency or notice of violation, and correct or cause to be corrected any such deficiency or violation within the time period required for cure by such agency; (ii) to the extent not required in clause (i) above, within seven (7) Business Days of receipt by any Operating Company of Form 2567 from any Governmental Authority or any other healthcare related licensure and annual or biannual certification survey report and any statement of deficiencies and any survey (other than the annual or biannual survey) indicating a violation or deficiency with a scope and severity above “G”, a copy of such certification survey report, statement of deficiency or other survey, and within the time period required by the particular agency for submission, a copy of the plan of correction with respect thereof if such plan of correction is required by such agency issuing the statement of deficiency or notice of violation, and correct or cause to be corrected any such deficiency or violation within the time period required for cure by such agency, subject to such agency’s normal appeal process, (iii) within fifteen (15) days of the receipt by any Borrower, any and all notices disclosing an adverse finding from any licensing, certifying and/or reimbursement agencies that any Operating Company’s license, Medicare or Medicaid certification or entitlement to payments pursuant to any program of such Operating Company is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend any rights pursuant to any Borrower’s license, certification or program; and (iv) within five (5) Business Days of the date of the required filing of cost reports of any Operating Company with Medicaid, Medicare or other applicable agency or pursuant to any program, or the date of actual filing of such cost report of such Operating Company, whichever is earlier, a complete and accurate copy of the annual Medicaid, Medicare and other cost reports for such Operating Company, which will be prepared by an independent certified public accountant or by an experienced cost report preparer reasonably acceptable to Agent, and promptly furnish to Agent any amendments filed with respect to such reports and all responses, audit reports or inquiries with respect to such reports

(d)        Beneficial Ownership Certification. Promptly after knowledge thereof shall have come to the attention of any responsible officer of any Borrower, written notice of any change in the information provided in the Beneficial Ownership Certification delivered to the Agent that (i) would result in a change to the list of beneficial owners identified in such certification and (ii) is required to maintain compliance with the Beneficial Ownership Regulation.

(e)        Junior Lender Reports. Concurrently with delivery thereof, all reports delivered to the Junior Lenders delivered as part of the Junior Loan Documentation to the extent not described in this Agreement.

(f)         Other Information. Such other information, certificates, schedules, exhibits or documents (financial or otherwise) concerning the Facilities, the Credit Parties, the Operating Companies and their respective operations, business, properties, condition or otherwise as the Agent or any Lender may reasonably request from time to time, including, without limitation, information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

8.2              Inspection; Audit Fees. Each Borrower will keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Agent, or any Person designated by the Agent in writing from time to time, shall have the right: (a) from time to time hereafter (but no more than two (2) times per calendar year prior to an Event of Default), to call and visit at any Borrower's place or places of business (or any other place where the Collateral or any information relating thereto is kept or located) during ordinary business hours and, prior to any Event of Default, upon reasonable advance notice (and after any Event of Default, at any time during normal business hours without the requirement of any advance notice), (i) to inspect, audit, check and make copies of and extracts from such Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to its business or to any transactions between the parties hereto, and (ii) to discuss the affairs, finances and business of the Credit Parties with any of the Duly Authorized Persons, and (b) to make such verification concerning the Collateral as the Agent may consider reasonable under the circumstances. The Borrowers agree to pay on demand all costs, expenses and reasonable fees incurred by Agent in connection with any inspections or audits of the Borrowers performed by the Agent under this Section. All such amounts incurred by the Agent hereunder shall bear interest hereunder and shall be additional Liabilities of the Borrowers to the Agent, secured by the Collateral, if not promptly paid upon the request of the Agent.

8.3              Conduct of Business. Each Borrower shall maintain its limited liability company existence, shall maintain in full force and effect all licenses, permits, authorizations, bonds, franchises, leases, patents, trademarks and other intellectual property, contracts and other rights necessary to the conduct of its business, shall continue in, and limit its operations to, the same general line of business as that currently conducted and shall comply with all applicable laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities, including, without limitation, Healthcare Laws, except to the extent any such non-compliance could reasonably be expected to result in a Material Adverse Effect. Each Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of such Borrower, in accordance with GAAP, consistently applied.

8.4              Claims and Taxes. The Borrowers agree, jointly and severally, to indemnify and hold the Agent and Lenders harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of any Borrower’s property and assets, including, without limitation, the Collateral. The Borrowers agree, jointly and severally, to pay or cause to be paid all license fees, bonding premiums and related taxes and charges and shall pay or cause to be paid all of each Borrower’s real and personal property taxes, including taxes with respect to the Real Property, assessments and charges and all of each Borrower’s franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against any Borrower, or payable by any Borrower, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to its property, provided that the Borrowers shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if (a) the Borrowers established adequate reserves to cover such contested taxes, assessments or charges, and (b) such contest could not be expected to result in a Material Adverse Effect.

8.5              State of Formation. The State of Georgia shall remain each Borrower’s State of formation, unless: (a) such Borrower provides the Agent with at least thirty (30) days prior written notice of any proposed change, (b) no Event of Default then exists or will exist immediately after such proposed change, and (c) such Borrower provides the Agent with, at the Borrowers’ sole cost and expense, such financing statements, and if applicable, landlord waivers, bailee letters and processor letters, and such other agreements and documents as the Agent shall reasonably request in connection therewith.

8.6              Liability Insurance. The Borrowers shall maintain or cause the Operating Companies to maintain, at their expense, general liability insurance, business interruption insurance and environmental liability insurance in such amounts and with such deductibles as are acceptable to the Agent in its reasonable determination and shall deliver to the Agent the original (or a certified) copy of each policy of insurance and evidence of the payment of all premiums therefor. In addition, the Borrowers shall maintain, or cause the Operating Companies to maintain, at their expense, professional liability and business interruption insurance in such amounts and with such deductibles as are acceptable to the Agent in its reasonable determination and shall deliver to the Agent the original (or a certified) copy of each policy of insurance and evidence of the payment of all premiums therefor. Such policies of insurance shall contain an endorsement showing the Agent as additional insured thereunder and providing that the insurance company will give the Agent at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled.

8.7              Property Insurance. The Borrowers shall, or shall cause the Operating Companies, at their expense, to keep and maintain their respective assets insured against loss or damage by fire, theft, explosion, spoilage, and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount at least equal to the full insurable value of all such property. All such policies of insurance shall be in form and substance reasonably satisfactory to the Agent. The Borrowers shall deliver to the Agent the original (or a certified) copy of each policy of insurance and evidence of payment of all premiums therefor. Such policies of insurance shall contain an endorsement, in form and substance satisfactory to the Agent, showing the Agent as “Lender’s Loss Payee” and “Mortgagee” and all loss payable to the Agent, as its interests may appear, as provided in this Section 8.7. Such endorsement shall provide that such insurance company will give the Agent at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Borrowers or any other Person shall affect the right of the Agent to recover under such policy or policies of insurance in case of loss or damage. The Borrowers hereby direct all insurers under such policies of insurance to pay all proceeds of insurance policies directly to the Agent and the Agent shall absent an Event of Default permit the Borrowers to use such proceeds to restore or rebuild the damaged property as the Borrowers shall determine in their reasonable and good faith determination. Upon the occurrence and during the continuance of an Event of Default, the Borrowers irrevocably make, constitute and appoint the Agent (and all officers, employees or agents designated by the Agent in writing to the Borrowers) as the Borrowers’ true and lawful attorney-in-fact for the purpose of making, settling and adjusting claims under all such policies of insurance, endorsing the name of the Borrowers on any check, draft, instrument or other item of payment received by the Borrowers or the Agent pursuant to any such policies of insurance and for making all determinations and decisions with respect to such policies of insurance.

UNLESS THE BORROWERS PROVIDE THE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT WITHIN FIVE BUSINESS DAYS FOLLOWING AGENT’S WRITTEN REQUEST, THE AGENT MAY PURCHASE INSURANCE AT THE BORROWERS’ EXPENSE TO PROTECT THE LENDER’S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE INTERESTS IN THE COLLATERAL. THE COVERAGE PURCHASED BY THE LENDER MAY NOT PAY ANY CLAIMS THAT THE BORROWERS MAKE OR ANY CLAIM THAT IS MADE AGAINST THE BORROWERS IN CONNECTION WITH THE COLLATERAL. THE BORROWERS MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY THE AGENT, BUT ONLY AFTER PROVIDING THE AGENT WITH EVIDENCE THAT THE BORROWERS HAVE OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWERS WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT THE AGENT MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE OBLIGATIONS SECURED HEREBY. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE THE BORROWERS MAY BE ABLE TO OBTAIN ON ITS OWN.

8.8              Environmental. The Borrowers shall promptly notify and furnish Agent with a copy of any and all Environmental Notices which are received by it or any Credit Party in connection with the Property. The Borrowers shall take, or shall cause the Operating Companies to take, prompt and appropriate action in response to any and all such Environmental Notices and shall promptly furnish Agent with a description of the Borrowers’ or such Credit Party’s Response thereto. The Borrowers shall (a) obtain and maintain all permits required under all applicable federal, state, and local Environmental Laws, except as to which the failure to obtain or maintain would not have a Material Adverse Effect; and (b) keep and maintain the Property and each portion thereof in compliance with, and not cause or permit the Property or any portion thereof to be in violation of, any Environmental Law, except as to which the failure to comply with or the violation of which, would not have a Material Adverse Effect.

8.9              Banking Relationship Generally; Rent Deposits. The Borrowers shall at all times maintain all of their primary deposit and operating accounts (other than payroll, tax and trust accounts) with the Agent and the Borrowers shall cause all rent and other payments owed to any Borrower by any Operating Company under any Real Estate Lease to be paid by such Operating Company directly into a Lease Deposit Account. The Borrowers shall use the Agent as the primary cash management bank for all of its cash management activities (other than payroll, tax and trust accounts), including, without limitation, the Agent acting as the principal depository and remittance agent for the Borrowers.

8.10            Intellectual Property. If after the Closing Date any Borrower shall own or otherwise possess any registered patents, copyrights, trademarks, trade names, or service marks (or file an application to attempt to register any of the foregoing), such Borrower shall promptly notify the Agent in writing of same and execute and deliver any documents or instruments (at the Borrowers’ sole cost and expense) reasonably required by Agent to perfect a security interest in and lien on any such federally registered intellectual property in favor of the Agent (for the ratable benefit of the Lenders) and assist in the filing of such documents or instruments with the United States Patent and Trademark Office and/or United States Copyright Office/Library of Congress or other applicable registrar.

8.11            Change of Location; Etc. No Collateral may be moved to another location within the continental United States unless: (a) the Borrowers provide the Agent with at least thirty (30) days prior written notice, (b) no Event of Default then exists, and (c) the Borrowers provide the Agent with, at Borrowers’ sole cost and expense, such financing statements, landlord waivers, bailee and processor letters and other such agreements and documents as the Agent shall reasonably request. The Borrowers shall or shall cause the Operating Companies to defend and protect the Collateral against and from all claims and demands of all Persons (other than the holders of Permitted Liens) at any time claiming any interest therein adverse to the Agent or the Lenders. If the Borrowers desire to change its principal place of business and chief executive office, the Borrowers shall notify the Agent thereof in writing no later than thirty (30) days prior to such change and the Borrowers shall provide the Agent with, at Borrowers’ sole cost and expense, such financing statements and other documents as the Agent shall reasonably request in connection with such change. If the Borrowers shall decide to change the location where its books and records are maintained, the Borrowers shall notify the Agent thereof in writing no later than thirty (30) days prior to such change.

8.12            Health Care Related Matters. Each Operating Company shall continue to be duly licensed by the State of Georgia to operate the applicable Facility with no less than the number of licensed beds as set forth on Schedule 7.15, and shall otherwise maintain Medicare and Medicaid provider status at the Facilities. The Borrowers shall cause each Operating Company to maintain all licenses, permits, certificates of need, reimbursement contracts and programs, and any other agreements necessary for the use and operation of the respective Facilities or as may be necessary for participation of such Operating Company in Medicare and Medicaid and other applicable reimbursement programs, to remain in full force and effect at all times. Each Operating Company shall at all times maintain in full force and effect a Medicare and Medicaid certification and a Medicare and Medicaid provider agreement. Each Credit Party and each Operating Company shall at all times be in material compliance with all rules and regulations of the CMS and shall take all necessary steps to protect personally identifiable health information for each patient substantially in accordance with the CMS laws and regulations.

8.13            US Patriot Act. Each Borrower covenants to Agent that if any Borrower becomes aware that any Credit Party or its respective Affiliates is identified on any Blocked Persons List (as identified in Section 7.29 hereof), such Borrower shall immediately notify Agent in writing of such information. Each Borrower further agrees that in the event that it or any Affiliate is at any time identified on any Blocked Persons List, such event shall be an Event of Default, and shall entitle Agent to exercise any and all remedies provided in any Financing Agreements or otherwise permitted by law. In addition, in response to any such notice Agent may immediately contact the Office of Foreign Assets Control and any other Governmental Authority Agent deems appropriate in order to comply with its obligations under any law, regulation, order or decree regulating or relating to terrorism and international money laundering.

8.14            Further Assurances. The Borrowers will, at their own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Agent or any Lender may from time to time reasonably request in order to carry out the intent and purposes of this Agreement and the other the Financing Agreements and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a first-priority Lien in favor of the Agent on the Collateral (including Collateral acquired after the date hereof), subject to Permitted Liens, including, as set forth in Section 9.1 of this Agreement.

8.15            Single Purpose Entity Provisions. The business and purposes of each Borrower is and will continue to be limited to the following:

(i)        to acquire, own, hold, lease, operate, manage, maintain, develop and/or improve the applicable Real Property;

(ii)       to enter into and perform its obligations under the Financing Agreements;

(iii)      to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance or otherwise deal with the Real Property to the extent permitted hereunder and under the Financing Agreements;

(iv)      to lease the applicable Real Property to the applicable Operating Company; and

(v)       to engage in any lawful act or activity and to exercise any powers permitted to entities of its type pursuant to the laws of its state of organization that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

Each Borrower agrees and covenants that it shall:

(i)        not own any asset or property other than (A) a fee interest in the applicable Real Property, and (B) incidental personal property necessary for the ownership or operation of such Real Property;

(ii)       remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets, to the extent of its assets, as the same shall become due;

(iii)      do or cause to be done all things necessary or desirable to observe organizational formalities of such Borrower and preserve its existence; and

(iv)      to the extent of cash flow available from operations, maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

8.16            Operation and Maintenance Plans. If an Operation and Maintenance Plan has been established with respect to any Facility, the applicable Borrower shall comply in a timely manner with, and cause all employees, agents, and contractors of such Borrower and any other persons encompassed by the Operation and Maintenance Plan and present on the Facility, including, without limitation, any employee, agent or contractor of the applicable Operating Company, to comply with the Operation and Maintenance Plan. All costs of performance of such Borrower’s obligations under any Operation and Maintenance Plan shall be paid by Borrower, and Agent’s out-of-pocket costs incurred in connection with the monitoring and review of the Operation and Maintenance Plan and such Borrower’s performance shall be paid by such Borrower upon demand by Agent.  Any such out-of-pocket costs of Agent which such Borrower fails to pay promptly shall become an additional part of the Liabilities.

8.17            Junior Debt Enhancements. If the holders of the Junior Debt or any agent therefor receives any additional guaranty after the Closing Date, the Borrowers shall cause the same (in the case of any limited or capped guaranty, pro rata as to the outstanding principal amount of the Loans versus the outstanding principal amount of the Junior Debt and commitments under the Junior Loan Documentation) to be granted to the Lenders. If any of the Junior Loan Documentation is amended, supplemented or otherwise modified to add any default trigger, financial ratio covenant or other covenant, or any default trigger, financial ratio covenant or other covenant set forth therein is amended or otherwise modified to make such default trigger, financial covenant or other covenant more restrictive or onerous on any Credit Party, then, at the request of the Required Lenders, the Borrowers promptly shall amend this Agreement and the other Financing Agreements at the same time (or at such later time as may be requested by the Required Lenders) to incorporate such changes into the Financing Agreements, and with respect to any covenant, so as to maintain the same percentage difference between such covenants in the Financing Agreements and the Junior Loan Documentation (with any new financial covenant added to have the same percentage cushion between the Loan Documents and the Junior Loan Documentation that exists on the Closing Date and using the same methodology of calculation). For the avoidance of doubt, nothing contained in this provision modifies, amends or otherwise alters any provisions of the Intercreditor Agreement restricting amendments to the Junior Loan Documentation.

8.18            Post-Closing Obligations. On or prior to the date that is forty-five (45) days after the Closing Date (or such later date acceptable to the Agent in its sole discretion), (i) provide to the Agent evidence in form and substance acceptable to the Agent that the Borrowers and/or the Operating Companies have (A) notified Georgia Department of Community Health, Healthcare Facility Regulation Division, of the consummation of the Closing Date Acquisition, as well as the closing date, and the name, address, and telephone number associated with the Borrowers after the consummation of the Closing Date Acquisition and (B) provided copies of the Real Estate Leases along the notice letters described in preceding clause (A), and (ii) provide to the Agent evidence in form and substance acceptable to the Agent that Borrowers and/or the Operating Companies have provided written notification to Georgia Department of Community Health, Healthcare Facility Regulation Division, Office of Health Planning of the consummation of the Closing Date Acquisition, as well as the closing date, and the names and address of the acquiring parties with respect to each Real Property.

9.                  NEGATIVE COVENANTS.

The Borrowers, jointly and severally, covenant and agree that as long as any Liabilities (other than contingent indemnification obligations) remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect (unless the Agent shall give its prior written consent thereto):

9.1              Encumbrances. No Borrower shall create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or property, including, without limitation, the Collateral, other than the following (“Permitted Liens”): (a) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrowers shall, if appropriate under GAAP, has set aside on its books and records adequate reserves, provided, that such contest does not have a Material Adverse Effect; (b) deposits under workmen’s compensation, unemployment insurance, social security and other similar laws; (c)  Liens in favor of the Agent; (d)  liens imposed by law, such as mechanics’, materialmen’s, landlord’s, warehousemen’s, carriers’ and other similar liens, securing obligations incurred in the ordinary course of business that are not past due for more than ten (10) Business Days or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established or that are not yet due and payable; and (e) purchase money security interests upon or in any property acquired or held by the Borrowers in the ordinary course of business to secure the purchase price of such property so long as: (i) the aggregate indebtedness relating to such purchase money security interests and Capitalized Lease Obligations does not at any time exceed One Hundred Twenty Five Thousand Dollars ($125,000) in the aggregate at any time, (ii) each such lien shall only attach to the property to be acquired; and (iii) the indebtedness incurred shall not exceed one hundred percent (100%) of the purchase price of the item or items purchased; and (f) Liens in favor of the Junior Lenders so long as such Liens are subordinated to the Liabilities pursuant to the Intercreditor Agreement.

9.2              Indebtedness. No Borrower shall incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except (a) the Liabilities, (b) the indebtedness not to at any time exceed Fifty Thousand Dollars ($50,000) relating to the purchase money security interests and Capitalized Lease Obligations permitted pursuant to Section 9.1(e) hereof and (c) Subordinated Debt so long as such Subordinated Debt is subordinated pursuant to Subordination Agreements acceptable to the Agent.

9.3              Consolidations, Mergers or Acquisitions. Without the prior written consent of the Agent and the Required Lenders, no Borrower shall be a party to any merger, consolidation, or exchange of stock or other equity, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any other evidence of an equity interest in, or any partnership, limited liability company, or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets or property, or sell or assign, with or without recourse, any receivables. No Borrower shall form or establish any subsidiary without the prior written consent and the Required Lenders.

9.4              Investments or Loans. No Borrower shall make, incur, assume or permit to exist any loans or advances, or any investments in or to any other Person, except (a) investments in short-term direct obligations of the United States Government, (b)  investments in negotiable certificates of deposit issued by the Agent or by any other bank satisfactory to the Agent, payable to the order of the Borrower or to bearer, and (c)  investments in commercial paper rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

9.5              Guarantees. Other than as provided in Section 13 hereof, no Borrower shall guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness or obligation of such other Person or otherwise, except endorsements of negotiable instruments for collection in the ordinary course of business.

9.6              Disposal of Property. No Borrower shall sell, assign, lease, transfer or otherwise dispose of any of its properties, assets and rights to any Person except (i) sales of Inventory in the ordinary course of business and (ii) sales of obsolete Equipment being replaced in the ordinary course of business with other Equipment with a fair market value and orderly liquidation value equal to or greater than the Equipment being replaced.

9.7              Use of Proceeds. No Borrower shall use the proceeds of the Loan for any purpose other than to pay a portion of the purchase price under the Closing Date Purchase Documents and related transaction expenses.

9.8              Loans to Officers; No Consulting and Management Fees. No Borrower shall make any loans to its members, managers, officers, employees, Affiliates, or to any other Person, and no Borrower shall declare, make or pay any consulting, management fees, investment banking fees, or similar fees or payments to its members, managers, officers, employees, agents, or Affiliates or any other Person, whether for services rendered to the Borrowers or otherwise.

9.9              Distributions and Equity Redemptions. No Borrower shall (i) declare, make or pay any dividend or other distribution (whether in cash, property or rights or obligations) to or for the benefit of any officer, manager, member, Affiliate or any other Person or (ii) purchase or redeem any of the membership interests or units of any Borrower or any options or warrants with respect thereto, or set aside any funds for any such purpose; provided, however, that the Borrowers may make (y) during each Fiscal Quarter, distributions in cash to Parent in an amount estimated by the manager(s) of the Borrowers to equal the amount necessary for the respective members of Parent to pay their actual state and United States federal income tax liabilities in respect of income earned by the Borrowers (the “Tax Liability Amount”); provided, however, that any such distributions shall be net of any prior year loss carry-forward; provided, further that any distributions made to Parent as permitted under this Section 9.9 (y) during any Fiscal Year which exceed the actual Tax Liability Amount of the members of Parent as calculated at the end of such Fiscal Year shall be contributed back to the Borrowers by Parent promptly, but in any event, within thirty (30) days after the end of such Fiscal Year; and (z) distributions to Parent (and subsequent to Parent’s members) on a monthly basis within fifteen (15) days after the end of each month; provided that immediately before and after giving pro forma effect to any such distributions (1) no Default or Event of Default has occurred and is continuing and (2) not less than ten (10) days prior to any such distribution, the Borrowers have delivered a true, correct and complete copy of an updated Compliance Certificate (together with the most recent financial statements delivered pursuant to Section 8.1 of this Agreement) demonstrating the Borrowers’ compliance with the financial covenants set forth in Section 9.12 of this Agreement on a proforma basis as of the last day of the then most recently ended month for which financial statements were required to be provided pursuant to Section 8.1 of this Agreement.

9.10            Payments in Respect of Subordinated Debt. No Borrower shall make any payment in respect of any Indebtedness for borrowed money that is subordinated to the Liabilities (including, without limitation, the Subordinated Debt), unless otherwise permitted expressly under the terms of the applicable Subordination Agreement including, for the avoidance of doubt, with respect to the Junior Debt.

9.11            Transactions with Affiliates. Subject to the proviso contained in Section 9.9 hereof, no Borrower shall transfer any cash or property to any Affiliate or enter into any transaction, including, without limitation, the purchase, lease, sale or exchange of property or the rendering of any service to any Affiliate; provided, however, that the Borrowers may enter into transactions with Affiliates for fair value in the ordinary course of business pursuant to terms that are no less favorable to the Borrowers than the terms upon which such transfers or transactions would have been made had such transfers or transactions been made to or with a Person that is not an Affiliate.

9.12            Financial Ratios.

(a)                Minimum Fixed Charge Coverage Ratio. The Borrowers shall not permit the Fixed Charge Coverage Ratio to be less than 1.05 to 1.00, measured as of the last day of each Fiscal Quarter for the prior four fiscal quarters subject to adjustments to such measurement period as set forth in the definition of Fixed Charge Coverage Ratio.

(b)                Consolidated Minimum EBITDAR. The Borrowers shall not permit consolidated EBITDAR with respect to the Facilities to be less than Minimum EBITDAR Amount in effect at such time ending each Fiscal Quarter during the term of this Agreement commencing with the Fiscal Quarter ending March 31, 2022; provided, however, that for purposes of (i) the Fiscal Quarter ending March 31, 2022, Minimum EBITDAR shall be tested on a trailing three month basis multiplied by 4, (ii) the Fiscal Quarter ending June 30, 2022, the Minimum EBITDAR shall be tested on a trailing six month basis multiplied by 2, (iii) the Fiscal Quarter ending September 30, 2022, Minimum EBITDAR shall be tested on a trailing nine month basis multiplied by 1.33 and (iv) the Fiscal Quarter ending December 31, 2022 and each Fiscal Quarter thereafter, Minimum EBITDAR shall be tested on a trailing twelve month basis.

(c)                Acknowledgement. The Borrowers acknowledge and agree that the calculation and computation of the foregoing financial ratios and covenants shall be reported on the Compliance Certificates required to be delivered pursuant to Section 8.1(c) hereof and be tested on each Fiscal Quarter ending during the term of this Agreement.

9.13            Change in Nature of Business. No Borrower shall make any change in the nature of such Borrower’s business carried on as of the Closing Date. Without the prior written consent of the Agent, which may be granted or withheld in the Agent’s sole discretion, no Borrower shall permit any Person other than the Operating Companies to operate or control any Facility, whether by management agreement, joint venture agreement or otherwise, other than the services provided by the Management Company pursuant to the Management Agreements.

9.14            Other Agreements. No Borrower shall enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any Financing Agreement to which any Borrower is a party or which would violate or breach any provision hereof or thereof, or that would or could reasonably be expected to adversely affect the Agent’s or any Lender’s interests or rights under this Agreement and the other Financing Agreements to which any Borrower is a party or the likelihood that the Liabilities will be paid in full when due, nor shall any Borrower’s limited liability company agreement be amended or modified in any way that would violate or breach any provision hereof or of any Financing Agreement, or that would or could reasonably be expected to adversely affect the Agent’s or any Lender’s interests or rights under this Agreement and the other Financing Agreements or the likelihood that the Liabilities will be paid in full when due; provided, prior to any amendment or modification of such Borrower’s limited liability company agreement, such Borrower shall furnish a true, correct and complete copy of any such proposed amendment or modification to the Agent.

9.15            Lock Box Accounts. No Borrower shall establish or open any deposit account or any lockbox or blocked account with any Person (other than the Agent) after the Closing Date.

9.16            State of Formation and Name. Except in accordance with Section 8.5 hereof, no Borrower shall change its state of formation from that of the State of Georgia or its name as identified in the Recitals hereto.

9.17            Environmental. No Borrower shall permit, and the Borrowers shall cause the Operating Companies not to permit, any Property (including the Real Property) or any portion thereof to be involved in the use, generation, manufacture, storage, disposal or transportation of Hazardous Substances except in compliance with all Environmental Laws.

9.18            Real Estate Lease and Management Agreement. No Borrower shall amend, modify or supplement (or provide a waiver with respect) any Real Estate Lease or permit any Operating Company to amend, modify or supplement (or provide a waiver with respect) any Management Agreement in any manner that would or could be expected to adversely affect the Agent’s or any Lender’s interests under this Agreement or the other Financing Agreements, or the likelihood that the Liabilities will be paid in full when due, without the Agent’s and the Required Lenders’ prior written consent. In any event, the Borrowers shall provide the Agent with fifteen (15) days’ written notice prior to entering into any non-adverse amendment, modification or supplement to any Real Estate Lease or such Management Agreement allowed under this Section 9.18, which such notice shall indicate a reasonably detailed description of such non-adverse amendment, modification or supplement. Copies of any amendments to any Real Estate Lease or Management Agreement shall be provided to the Agent promptly following the execution thereof.

9.19            Fiscal Year. No Borrower shall change its Fiscal Year.

9.20            Tax Election. No Borrower shall change its tax election with the Internal Revenue Service without the prior written consent of the Agent.

9.21            Certain Amendments or Waivers.

(a)       Organizational Documents. Without the prior written consent of the Agent, no Borrower shall permit its organizational documents (e.g., charter, certificate or limited partnership agreement, or other similar organizational documents) to be amended or any provision thereof waived, the effect of which amendment or waiver could reasonably be expected to have a Material Adverse Effect or otherwise be materially adverse to the to the rights and interests of the Agent.

(b)       Junior Debt Documentation. Without the prior written consent of the Agent, no Borrower shall, nor shall it permit any of their Subsidiaries to, seek, agree to or permit, directly or indirectly, the amendment or other change to any of the terms or conditions of the Junior Loan Documentation to the extent, in any case, prohibited by the Intercreditor Agreement. Other than with respect to the Junior Debt in existence as of the Closing Date, which, for the avoidance of doubt is subject to the Intercreditor Agreement, the Borrowers shall not, and shall not permit any of their Subsidiaries to, enter in any agreement (oral or written) which could in any way be construed to designate any Indebtedness for borrowed money other than the Liabilities as “Senior Debt” as defined in any subordination agreement.

10.                DEFAULT, RIGHTS AND REMEDIES OF THE LENDER.

10.1             Event of Default. Any one or more of the following shall constitute an “Event of Default” under this Agreement:

(a)                any Borrower fails to pay (i) any principal or interest payable hereunder or under the Note on the date due, declared due or demanded in accordance with the terms hereof, or (ii) any other cost, expense, fee or other amount payable to the Agent or any Lender under this Agreement or under any other Financing Agreement (including, without limitation, the Note) within three (3) calendar days after the date when any such payment is due, declared due or demanded in accordance with the terms hereof;

(b)                any Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements set forth in Sections 2.2, 8.1, 8.5, 8.6, 8.7, 8.9, 8.11, 8.12, or 8.l5 hereof, or any of the Sections of Article 9 hereof;

(c)                any Credit Party fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement (other than those specified in Section 10.1(b) hereof) or in any Financing Agreement to which it is a party and such failure or neglect shall continue for a period of twenty (20) calendar days;

(d)                any representation or warranty heretofore, now or hereafter made by any Credit Party in this Agreement or any of the other Financing Agreements is untrue, misleading or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by any Credit Party to the Agent or any Lender is untrue, misleading or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified;

(e)                a judgment, decree or order requiring payment in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against any Credit Party (other than Summit) and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided that this clause (e) shall not apply to any judgment for which such Credit Party is fully insured and with respect to which the insurer has admitted liability;

(f)                 a notice of Lien, levy or assessment is filed or recorded with respect to any of the assets of any Credit Party other than Summit (including, without limitation, the Collateral), by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other Governmental Authority or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien, upon any of the assets of any Credit Party (including, without limitation, the Collateral), provided that this clause (f) shall not apply to any Liens, levies, or assessments which a Credit Party is contesting in good faith (provided the Borrowers have complied with the provisions of clauses (a) and (b) of Section 8.4 hereof) or which relate to current taxes not yet due and payable;

(g)                any material portion of the Collateral or any portion of any Real Property is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

(h)                a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against any Credit Party, and any such proceeding is not dismissed within forty-five (45) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by any Credit Party, or any Credit Party makes an assignment for the benefit of creditors, or any Credit Party takes any action to authorize any of the foregoing;

(i)                 any Credit Party voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated;

(j)                 any Credit Party becomes insolvent or fails generally to pay its debts as they become due;

(k)                any Credit Party is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

(l)                 a breach by any Credit Party shall occur under any material agreement, document or instrument (other than an agreement, document or instrument evidencing the lending of money), whether heretofore, now or hereafter existing between the Borrower and any other Person and the effect of such breach will or could reasonably be expected to have or create a Material Adverse Effect;

(m)               any Credit Party shall fail to make any payment due on any other obligation for borrowed money or shall be in breach of any agreement evidencing the lending of money and the effect of such failure or breach would result in the acceleration of any obligation, liability or indebtedness in excess of Fifty Thousand Dollars ($50,000); provided that the Credit Parties shall have fifteen (15) days to contest in good faith such breach or purported breach as long as the Credit Parties have established an adequate reserve to cover such amount and such contest is not reasonably likely to have or cause a Material Adverse Effect;

(n)                there shall be instituted in any court criminal proceedings against any Credit Party, any Operating Company or their respective Affiliates, or any Credit Party, any Operating Company or their respective Affiliates shall be indicted for any crime, in either case for which forfeiture of a material amount of its property is a potential penalty, or any governmental enforcement action involving any criminal penalties or exclusion from any federal or state health care program shall have been imposed against any such Persons;

(o)                a Change of Control shall occur other than a Change of Control with respect to which the Agent has provided prior written consent, such consent to be provided in the Agent’s sole discretion;

(p)                any Lien securing the Liabilities shall, in whole or in part, cease to be a perfected first priority Lien (subject only to the Permitted Liens); this Agreement, any of the Financing Agreements, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligations of any Credit Party thereto; or any Credit Party shall directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability;

(q)                any material breach of, noncompliance with or default under any Financing Agreement by any party thereto (other than by the Agent) after expiration of any applicable notice and cure period;

(r)                 institution by the PBGC, a Credit Party or any ERISA Affiliate of steps to terminate any Plan or to organize, withdraw from or terminate a Multiemployer Plan if as a result of such reorganization, withdrawal or termination, any Credit Party or any ERISA Affiliate could be required to make a contribution to such Plan or Multiemployer Plan, or could incur a liability or obligation to such Plan or Multiemployer Plan, in excess of One Hundred Thousand Dollars ($100,000), or (ii) a contribution failure occurs with respect to any Plan sufficient to give rise to a lien under ERISA;

(s)                an “event of default” or “default” shall occur under any Real Estate Lease or any Management Agreement after the expiration of any applicable notice and cure period therein, if any, or any Real Estate Lease or any Management Agreement shall terminate, or any Borrower shall cease to own the Real Property owned by such Borrower as of the Closing Date (after giving effect to the Closing Date Acquisition), or a state or federal regulatory agency shall have revoked a Medicare or Medicaid qualification or any other license, permit or certificate that is material to the operation of any Facility or any portion of the Real Property as currently conducted, regardless of whether such license, permit, certificate or qualification was held by or originally issued for the benefit of a Borrower, a lessor or any other Person, including any Operating Company;

(t)                 except as may be permitted under Section 9.13 hereof, any Management Agreement shall be terminated or assigned by the Management Company or the Management Company (or its subsidiaries or affiliates) shall cease to actively manage the applicable Facility;

(u)                a Material Adverse Change shall occur;

(v)                (1) there shall occur with respect to any Facility any Medicare or Medicaid survey deficiencies at Level I, J, K, L or worse (i) which deficiencies are not cured within the amount of time permitted by the applicable reviewing agency; (ii) which result in the imposition by any Governmental Authority or the applicable state survey agency of sanctions in the form of either a program termination, temporary management, “Denial of Payment” (or similar denial) for new admission or otherwise (which continues for thirty (30) days or more) and/or closure of such Facility and (iii) which sanctions could have a Material Adverse Effect as determined by Agent in its reasonable discretion or (2) any Facility is otherwise placed on the “Special Focus Facility” list by CMS or any other Governmental Authority; and/or

(w)               an event of default has occurred under the Junior Debt Documentation or under the Intercreditor Agreement, which event of default shall not have been cured or waived within any applicable grace period; and/or

(x)                an event of default has occurred under the Mezz Debt Documentation, which event of default shall not have been cured or waived within any applicable grace period and, as a result of such event of default, Mezz Agent or any Mezz Lender commences any Enforcement Action.

10.2            Acceleration. Upon the occurrence of any Event of Default described in Sections 10.1(h), (i), or (j), the Commitment (if it has not theretofore terminated) shall automatically and immediately terminate and all of the Liabilities shall immediately and automatically, without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be immediately due and payable; and upon the occurrence and during the continuance of any other Event of Default, the Agent with the consent of the Required Lenders (or, upon written request of Required Lenders shall) may at its option declare the Commitment (if they have not theretofore terminated) to be terminated and any or all of the Liabilities may, at the sole option of the Agent, and without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be declared, and thereupon shall become, immediately due and payable, whereupon the Commitment shall immediately terminate.

10.3            Rights and Remedies Generally. Upon the occurrence and during the continuance of any Event of Default, the Agent and Lenders shall have, in addition to any other rights and remedies contained in this Agreement and in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by law, including, without limitation, the right of Agent (with the consent or at the direction of the Required Lenders) to sell, assign, or lease any or all of the Collateral or the Real Property. Upon notice to the Borrowers after an Event of Default and during the continuance thereof, Borrowers at their own expense shall assemble all or any part of the Collateral as determined by Agent and make it available to Agent at any location designated by Agent. In such event, the Borrowers shall, at their sole cost and expense, store and keep any Collateral so assembled at such location pending further action by Agent and provide such security guards and maintenance services as shall be necessary to protect and preserve such Collateral. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral, or any part thereof, by the Agent after an Event of Default and during the continuance thereof may be for cash, credit or any combination thereof, and the Agent (on behalf of Lenders and itself) may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Liabilities of the Borrowers then owing. Any sales of such Collateral may be adjourned from time to time with or without notice. The Agent may, in its sole discretion, cause the Collateral to remain on any Borrower’s premises, at the Borrowers’ expense, pending sale or other disposition of such Collateral. The Agent shall have the right after an Event of Default and during the continuance thereof to conduct such sales (with the consent of the Required Lenders) on any Borrower’s premises, at the Borrowers’ expense, or elsewhere, on such occasion or occasions as the Agent may see fit.

10.4            Entry Upon Premises and Access to Information. Upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right to enter upon the premises of any Borrower where the Collateral is located without any obligation to pay rent to such Borrower, or any other place or places where such Collateral is believed to be located and kept, and remove such Collateral therefrom to the premises of the Agent or any agent of the Agent, for such time as the Agent may desire, in order to effectively collect or liquidate such Collateral. Upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right to obtain access to the Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner the Agent deems appropriate. Upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right to notify post office authorities to change the address for delivery of any Borrower’s mail to an address designated by the Agent and to receive, open and process all mail addressed to such Borrower to the extent such mail is in connection with accounts receivable collections provided that such action does not violate any of the Operating Companies’ residents’ rights to privacy under applicable law.

10.5            Sale or Other Disposition of Collateral by the Agent. Any notice required to be given by the Agent of a sale, lease or other disposition or other intended action by the Agent, with respect to any of the Collateral or any Real Property, which is deposited in the United States mails, postage prepaid and duly addressed to the Borrower at the address specified in Section 12.12 hereof, at least ten (10) calendar days prior to such proposed action shall constitute fair and reasonable notice to the Borrowers of any such action. The net proceeds realized by the Agent upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the attorneys’ and paralegal’ fees and legal expenses incurred by the Agent in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities, including, without limitation, such Liabilities described in Sections 8.2 and 12.2 hereof. The Agent shall account to the Borrowers for any surplus realized upon such sale or other disposition, and the Borrowers shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Agent’s Liens in the Collateral until the Liabilities are fully paid. The Borrowers agree that the Agent has no obligation to preserve rights to the Collateral against any other Person. If and to the extent applicable, the Agent is hereby granted a license or other right to use, without charge, the Borrowers’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, tradestyles, trademarks, service marks and advertising matter or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any such Collateral or any Real Property, and the Borrowers’ respective rights and benefits under all licenses and franchise agreements, if any, shall inure to the Agent’s benefit until the Liabilities are paid in full.

10.6            Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by each Borrower. Each Borrower also waives the benefit of all valuation, appraisal and exemption laws.

10.7            Waiver of Notice. TO THE FULLEST EXTENT PERMITTED BY LAW, UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, EACH BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY AGENT OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.

10.8            Credit Bidding. Without limiting the foregoing, Borrowers and Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product provider shall be deemed to authorize) Agent, based upon the written instruction of the Required Lenders, to Credit Bid (as defined below) and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and Borrowers shall approve Agent as a qualified bidder and such Credit Bid as a qualified bid) at any sale thereof conducted by Agent, based upon the written instruction of the Required Lenders, under any provisions of the Code, as part of any sale or investor solicitation process conducted by Borrowers, any interim receiver, receiver, receiver and manager, administrative receiver, trustee, agent or other Person pursuant or under any insolvency laws; provided, however, that (i) the Required Lenders may not direct Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of the Credit Bid, (ii) the acquisition documents shall be commercially reasonable and contain customary protections for minority holders, such as anti-dilution and tag-along rights, (iii) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws) and (iv) reasonable efforts shall be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations).

For purposes of the preceding sentence, the term “Credit Bid” shall mean, an offer submitted by Agent (on behalf of the Lender group), based upon the written instruction of the Required Lenders, to acquire the property of any Borrower or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by Agent, based upon the written instruction of the Required Lenders) of the claims and Liabilities under this Agreement and the other Financing Agreements.

11.              The Agent.

11.1          Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 11.9) appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Agent shall provide copies of all financial statements and projections delivered to Agent by any Borrower pursuant to Section 8 hereof, and copies of all material notices delivered to Agent by a Borrower either by delivering copies to each Lender by electronic mail or by posting such materials to an internet service accessible by such Lenders such as “Intralinks”. Each of each Borrower and each Lender agrees that Agent may, in its sole discretion, utilize Intralinks or electronic mail for such purpose. Agent shall not otherwise, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of their Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity. Except as otherwise provided in this Section 11, the provisions of this Section 11 are solely for the benefit of Agent, the Lenders, and Borrowers shall not have rights as a third-party beneficiary of any of such provisions. Each Lender acknowledges that Agent has entered into the Intercreditor Agreement for itself and on behalf of the Lenders, and each Lender agrees to be bound by the terms and conditions of the Intercreditor Agreement.

11.2          Delegation of Duties. Agent may execute any of its duties under this Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of a finding by a court of competent jurisdiction in a final and nonappealable judgment that Agent acted with gross negligence or willful misconduct.

11.3          Exculpation of Agent. None of Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), (b) not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to the Agreement or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law or (c) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Borrower or Affiliate of any Borrower, or any officer thereof, contained in this Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Borrower or any other party to this Agreement to perform its Liabilities hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of each Borrower or any of any Borrower’s Subsidiaries or Affiliates.

11.4          Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 11, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

11.5          Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”. Agent will notify the Lenders of its receipt of any such notice. Agent shall take such action with respect to such Event of Default or Default as may be requested by the Required Lenders in accordance with Section 10; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of the Lenders.

11.6          Credit Decisions. Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by Agent to any Lender as to any matter, including whether Agent has disclosed material information in its possession. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers, and made its own decision to enter into this Agreement and to extend credit to Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrowers which may come into the possession of Agent.

11.7          Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any Agent Advances and any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.

11.8          Agent in Individual Capacity. CIBC US and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrowers and Affiliates as though CIBC US were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, CIBC US or its Affiliates may receive information regarding the Borrowers or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrowers or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), CIBC US and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though CIBC US were not Agent, and the terms “Lender” and “Lenders” include CIBC US and its Affiliates, to the extent applicable, in their individual capacities.

11.9          Successor Agent. Agent may resign as Agent upon 30 days’ notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrowers (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and (so long as no Event of Default is then continuing) Borrowers, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” means such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated (except for any indemnity payments owed to the retiring or removed Agent). After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. If the Person serving as Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrowers and such Person remove such Person as Agent and, in consultation with Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders), then such removal shall nonetheless become effective in accordance with such notice on such date.

11.10      Collateral Matters.

(a)                        Each Lender authorizes and directs Agent to enter into the other Financing Agreements for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Required Lenders in accordance with the provisions of this Agreement or the other Financing Agreements, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or other Financing Agreements which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to this Agreement and the other Financing Agreements.

(b)                        The Lenders irrevocably authorize Agent, at its option and in its discretion, (i) to release any Lien granted to or held by Agent under any Financing Agreement (x) upon termination of the Commitments and payment in full of all Loans and all other obligations of Borrowers hereunder; (y) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder (including the release of any guarantor); or (z) subject to Section 12.1 if approved, authorized or ratified in writing by the Required Lenders; or (ii) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by clause (v) of the definition of Permitted Liens (it being understood that Agent may conclusively rely on a certificate from Borrowers in determining whether the Debt secured by any such Lien is permitted by Section 13.2). Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 11.10. Each Lender hereby authorizes Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.

11.11      Restriction on Actions by Lenders. Each Lender agrees that it shall not, without the express written consent of Agent, and shall, upon the written request of Agent (to the extent it is lawfully entitled to do so), set off against the Liabilities, any amounts owing by such Lender to a Borrower or any Deposit Accounts of any Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken, any action, including the commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Financing Agreements. All enforcement actions under this Agreement and the other Financing Agreements against the Borrowers or any third party with respect to the Liabilities or the Collateral may only be taken by Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Agent.

11.12      Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Liabilities that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent under Sections 3 and 12.2) allowed in such judicial proceedings; and

(b)                        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Liabilities or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

11.13      Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

11.14      Payments Sent in Error.

(a)                        If Agent notifies a Lender, secured party, or any other Person that has received funds on such Person’s behalf (each, a “Payment Recipient”) that Agent has determined at any time  in its sole discretion that any funds received by such Payment Recipient from Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient, whether or not known to such Payment Recipient (any such funds or portion thereof, however received or characterized, an “Erroneous Payment”) and demands the return of such Erroneous Payment, such Erroneous Payment shall at all times remain the property of Agent, be segregated by the Payment Recipient and held in trust for the benefit of Agent, and such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than two Business Days thereafter, return to Agent the amount of any such Erroneous Payment, in same day funds (in the currency so received), together with interest thereon from and including the date such Erroneous Payment was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)                        Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (however received or characterized) from Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) relating thereto, (y) was not preceded or accompanied by such a notice, or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case (i) an error shall be presumed to have been made absent written confirmation from Agent to the contrary and (ii) such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than one Business Day of its knowledge of such error, notify Agent of its receipt of such payment, prepayment or repayment, the details thereof in reasonable detail and that it is so notifying Agent pursuant to this Section 11.14(ii).

(c)                        Each Payment Recipient hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Financing Agreement, or otherwise payable or distributable by Agent to such Payment Recipient from any source, against any amount due to Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)                        In the event that any Erroneous Payment is not recovered by Agent from or on behalf of a Lender for any reason, after demand therefor in accordance with immediately preceding clause (a) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Agent in such instance), and is hereby (together with Borrowers) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to Borrowers or Agent, (ii) Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) Agent may reflect in the Register its ownership interest in such Loans. Agent may, in its discretion, sell all or any portion of the Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by such net proceeds, and Agent shall retain all other rights, remedies and claims against any applicable Payment Recipient. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Agent may be equitably subrogated, Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Financing Agreements with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)                        The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Liabilities owed by Borrowers, except, in each case, solely to the extent such Erroneous Payment is comprised of funds received by Agent from Borrowers for the purpose of making such Erroneous Payment.

(f)                        To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and each Payment Recipient hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)                        Each party’s obligations, agreements and waivers under this Section 11.14 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender the termination of the Commitments and/or the repayment, satisfaction or discharge of any or all Liabilities under any Financing Agreement.

11.15      Certain ERISA Matters. For the benefit of Agent, and not for Borrowers or any other Credit Party, each Lender (x) represents and warrants as of the date it became a Lender and (y) covenants from the date it became a Lender to the date it ceases being a Lender:

(a)                        that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more benefit plans for such Lender’s entrance into, participation in, administration and performance of the Loans, Commitments or this Agreement; (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14, PTE 95-60, PTE 90-1, PTE 91-38 or PTE 96-23, is applicable to such Lender’s entrance into, participation in, administration and performance of the Loans, Commitments and this Agreement, (iii) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14) which made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, and the entrance into, participation in, administration and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and, to the best knowledge of such Lender, subsection (a) of Part I of PTE 84-14, or (iv) such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender; and

(b)                        unless either (i) sub-clause 18.16(a)(i) is true with respect to such Lender or (ii) such Lender has provided another representation, warranty and covenant in accordance with sub-clause 18.16(a)(iv), that Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration and performance of the Loans, Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Financing Agreement or any documents related hereto or thereto).

12.              MISCELLANEOUS.

12.1          Waivers; Amendment. No delay on the part of Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Financing Agreements shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except to the extent set forth in Section 10.8 hereof, no amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement); or (d) release any guarantor from its obligations under the Guaranty, other than as part of or in connection with any disposition permitted hereunder, subordinate the obligations of any guarantor under any guaranty of the Liabilities to any other indebtedness for borrowed money or release or subordinate its liens on all or any substantial part of the Collateral granted under any of the other Financing Agreements (except as permitted by Section 11.10), change the definition of Required Lenders, any provision of Section 12.8, any provision of this Section 12.1, the provisions of Section 10.8 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case set forth in this clause (e), the written consent of all Lenders.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Agent and Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Financing Agreements with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as Agent is not a Non-Consenting Lender, Agent and/or a Person or Persons reasonably acceptable to Agent shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent and/or such Person or Persons, all of the Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all such Loans and Revolving Loan Commitments held by such Non-Consenting Lenders and all accrued interest, fees, expenses and other amounts then due with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender) may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section to the contrary, if Agent and Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Financing Agreements, then Agent and Borrowers shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Financing Agreement if the same is not objected to in writing by the Required Lenders to Agent within ten Business Days following receipt of notice thereof.

12.2          Costs and Attorneys’ Fees.

(a)                        The Borrowers agree, jointly and severally, to pay on demand all of the costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of the Agent’s counsel, and all UCC filing and lien search fees, and, if applicable, real estate appraisal fees, survey fees, recording, field examination (with such field examination being subject to Section 8.2) and title insurance costs, and any environmental report or analysis) in connection with the structuring, preparation, negotiation, execution, and delivery of: (i) this Agreement, the Financing Agreements and all other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder, and (ii)  any and all amendments, modifications, supplements and waivers executed and delivered pursuant hereto or any Financing Agreement or in connection herewith or therewith. Each Borrower further agrees that the Agent, in its sole discretion, may deduct all such unpaid amounts from the aggregate proceeds of the Loan or debit such amounts from the operating accounts of any Borrower maintained with the Agent.

(b)                        The costs and expenses that the Agent incurs in any manner or way with respect to the following shall be part of the Liabilities, jointly and severally payable by the Borrowers on demand if at any time after the date of this Agreement the Agent: (i) employs counsel in good faith for advice or other representation (A) with respect to the amendment, modification or enforcement of this Agreement or the Financing Agreements, or with respect to any Collateral securing the Liabilities hereunder, (B) to represent the Agent and Lenders in any work-out or any type of restructuring of the Liabilities, or any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Agent, the Borrower or any other Person) in any way or respect relating to this Agreement, the Financing Agreements, any Borrower’s affairs or any Collateral hereunder or (C) to enforce any of the rights of the Agent or Lenders with respect to the Borrowers provided in this Agreement, under any of the Financing Agreements, or otherwise (whether at law or in equity); (ii) takes any action to protect, preserve, store, ship, appraise, prepare for sale, collect, sell, liquidate or otherwise dispose of any Collateral in accordance with the terms hereunder; and/or (iii)  seeks to enforce or enforces any of the rights and remedies of the Agent or Lenders with respect to the Borrowers or any guarantor of the Liabilities. Without limiting the generality of the foregoing, such expenses, costs, charges and fees include: reasonable fees, costs and expenses of attorneys, accountants and consultants; court costs and expenses; court reporter fees, costs and expenses; long distance telephone charges; reasonable travel costs; and courier and telecopier charges.

(c)                        The Borrowers further agree, jointly and severally, to pay, and to save the Agent and Lenders harmless from all liability for, any documentary stamp tax, intangible tax, or other stamp tax or taxes of any kind which may be payable in connection with or related to the execution or delivery of this Agreement, the Financing Agreements, the borrowings hereunder, the issuance of the Note or of any other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, provided that the Borrowers shall not be liable for Agent’s or any Lenders’ income tax liabilities.

(d)                        All of the Borrowers’ obligations provided for in this Section 12.2 shall be Liabilities secured by the Collateral and the Real Property and shall survive repayment of the Loan or any termination of this Agreement or any Financing Agreements.

12.3          Expenditures by the Agent. In the event the Borrowers shall fail to pay taxes, insurance, audit fees and expenses, filing, recording and search fees, assessments, fees, costs or expenses which the Borrowers are, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fail to keep the Collateral free from other Liens, except as permitted herein, the Agent may, in its sole discretion, pay or make expenditures for any or all of such purposes, and the amounts so expended, together with interest thereon at the Default Rate (from the date the obligation or liability of Borrowers is charged or incurred until actually paid in full to Agent and Lenders, as applicable) and shall be part of the Liabilities of the Borrowers, payable on demand and secured by the Collateral.

12.4          Custody and Preservation of Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Borrowers shall request in writing, but failure by the Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Agent to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by a Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

12.5          Reliance by the Agent and Lenders. Each Borrower acknowledges that the Agent and Lenders, in entering into this Agreement and agreeing to make the Loan and otherwise extend credit to the Borrowers hereunder, have relied upon the accuracy of the covenants, agreements, representations and warranties made herein by the Borrowers and the information delivered by the Borrowers to the Agent and Lenders in connection herewith (including, without limitation, all financial information and data).

12.6          Reserved.

12.7          Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.8          Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, after the occurrence and during the continuance of a Default or an Event of Default Borrowers irrevocably waive the right to direct the application of any and all payments at any time or times hereafter received by Agent or any Lender from Borrowers or with respect to any of the Collateral, and Borrowers do hereby irrevocably agree that any and all payments or proceeds so received shall be applied in the following manner:

First, to the payment of all fees, costs, expenses and indemnities of Agent (in its capacity as such), all fees, costs, expenses and indemnities of Agent (in its capacity as such), (including, all reasonable fees, expenses and charges of legal counsel and all court costs and similar legal expenses of Agent), and any other Liabilities owing to Agent in respect of sums advanced by Agent to preserve the Collateral or to preserve its security interest in the Collateral (or any other collateral provided pursuant to any other Financing Agreement);

Second, to payment of that portion of the Liabilities constituting fees, costs, expenses and indemnities of Agent;

Third, to payment of that portion of the Liabilities constituting fees, Prepayment Premium, the Exit Fee, costs, expenses and indemnities of the Lenders as provided herein, ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the payment of all of the Liabilities consisting of accrued and unpaid interest owing to the Lenders, ratably among them in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the payment of all Liabilities consisting of principal and Bank Product Obligations (including with respect to any Hedging Agreement) owing to the Lenders, ratably among them in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the payment of all other Liabilities owing to the Lenders; and

Last, the payment of any remaining proceeds, if any, to whomever may be lawfully entitled to receive such amounts, including, if applicable, Borrower.

All amounts owing under this Agreement in respect of Liabilities including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, shall be payable in accordance with the foregoing waterfall provisions irrespective of whether a claim in respect of such amounts is allowed or allowable in any insolvency proceeding

12.9          Marshalling; Payments Set Aside. The Agent shall be under no obligation to marshall any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Liabilities. To the extent that a Borrower makes a payment or payments to the Agent or Lenders, or the Agent or Lenders enforces their respective Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall automatically be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. This Section 12.9 shall survive the satisfaction and payment of the Liabilities of Borrowers and the termination of this Agreement.

12.10      Sections and Titles; UCC Termination Statements. The sections and titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. At such time as all of the Liabilities shall have been indefeasibly paid in full and this Agreement shall terminate in accordance with its terms, the Agent will, upon the Borrowers’ written request and at the Borrowers’ cost and expense, authorize the filing of all UCC termination statements required by the Borrower to evidence the termination of the Liens in the Collateral in favor of the Agent (for the ratable benefit of Lenders and Agent) and the Agent will sign a customary payoff letter that evidences the termination of the grant of the security interest in its favor by the Borrowers as provided pursuant to Section 6.1 hereof.

12.11      Continuing Effect; Inconsistency. This Agreement, the Agent’s Liens in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Agent and Lenders, and (even if there shall be no such Liabilities outstanding) so long as this Agreement has not been terminated as provided in Section 2.7 hereof. To the extent any terms or provisions contained in any Financing Agreement are inconsistent or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and govern. In exercising rights hereunder and under any other Financing Agreements or taking any actions herein or therein, Agent and Lenders may act through their respective employees, agents or independent contractors as authorized by Agent or Lenders.

12.12      Notices. (a) General. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon the earlier of (i) personal delivery to the address set forth below, (ii) in the case of electronic transmission, as set forth in clause (b) below and (iii) in the case of mailed notice, five (5) days after deposit in the United States mails, with proper postage for certified mail, return receipt requested, prepaid, or in the case of notice by Federal Express or other reputable overnight courier service, one (1) Business Day after delivery to such courier service; provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice. Notices to be provided pursuant to this Agreement shall be as follows: (i) If to the Agent at: CIBC Bank USA, 120 S. LaSalle St., Chicago, Illinois 60603; Attention: Adam D. Panos; Telephone No. (312) 564-1278; Facsimile No. (312) 564-6889; with a copy to: c/o Nixon Peabody LLP, 70 W. Madison, Suite 5200, Chicago, Illinois, 60602; Attention: Daniel P. Strzalka, Esq.; Telephone No. (312) 977-4341; Facsimile No. (312) 977-4405; (ii) If to any Borrower at: c/o Summit Healthcare REIT, Inc., a Maryland corporation, 2 South Pointe Drive, Suite 100, Lake Forrest, CA 92630.  Telephone: (949) 535-1923, Facsimile: (949) 812-8173; with a copy to: Hanson Bridgett, LLP, 425 Market Street, 26th Floor, San Francisco, California, 94105, Attention: Jennifer Berland, Telephone No. (415) 995-5837; Facsimile No. (415) 995-3409; or to such other address as each party designates to the other in the manner herein prescribed.

(b)       Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email, and Internet or intranet websites) pursuant to procedures approved by Agent provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)       Platform. Each Credit Party agrees that Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform. The Platform is provided “as is” and “as available.” Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Agent or any of its Affiliates or the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Agent or its Affiliates (collectively, the “Agent Parties”) have any liability to Borrowers or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Credit Party’s or Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Financing Agreement or the transactions contemplated therein which is distributed to Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to this Section, including through the Platform.

12.13      Equitable Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Agent and Lenders; therefore, each Borrower agrees that the Agent and Lenders, if the Agent or Lenders so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

12.14      Entire Agreement. This Agreement, together with the Financing Agreements executed in connection herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior written or oral understandings, discussions and agreements with respect thereto (including, without limitation, any term sheet or commitment letter). This Agreement may be amended or modified only by mutual agreement of the parties evidenced in writing and signed by the party to be charged therewith. Time is of the essence hereof with respect to the Borrowers’ obligations hereunder. The Recitals hereto are hereby incorporated into this Agreement by this reference thereto.

12.15      Assignments; Participations.

12.15.1       Assignments.

(1)               Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans, with the prior written consent of Agent, and, so long as no Event of Default exists, Borrowers (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender (other than a Defaulting Lender) or an Affiliate of a Lender (other than an Affiliate of a Defaulting Lender) or an Approved Fund (other than an Approved Fund of a Defaulting Lender)). Except as Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Loans held by the assigning Lender (provided, that an assignment to a Lender, an Affiliate of a Lender or an Approved Fund shall not be subject to the foregoing minimum assignment limitations). The Credit Parties and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit B hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. Notwithstanding anything herein to the contrary, no assignment may be made to (i) Borrower, (ii) any other Credit Party, (iii) Ultimate Parent, (iv) Parent or any direct or indirect equity holder of a Credit Party or any other Person that owns, directly or indirectly, five percent (5%) or more of any class of equity in Borrower, any Affiliate of Borrower or any other Credit Party, (iv) any holder of Subordinated Debt or any Indebtedness that is secured by Liens that have been contractually subordinated to the Liens securing the Liabilities or (v) any Affiliate of any of the foregoing Persons without the prior written consent of Agent, which consent may be withheld in Agent’s sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Agent shall require in its sole discretion, including, without limitation, a limitation on the aggregate amount of Loans which may be held by such Person and/or its Affiliates and/or limitations on such Person’s and/or its Affiliates’ voting and consent rights and/or rights to attend Lender meetings or obtain information provided to other Lenders. Any attempted assignment not made in accordance with this Section 12.15.1 shall be treated as the sale of a participation under Section 12.15.2. Borrowers shall be deemed to have granted their consent to any assignment requiring its consent hereunder unless Borrowers have expressly objected to such assignment within three (3) Business Days after notice thereof. In no event shall any assignment be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(2)               From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrowers shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s outstanding Loans (and, as applicable, a Note in the principal amount of the Loan retained by assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by Agent of such Note(s), the assigning Lender shall return to Borrowers any prior Note held by it.

(3)               Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.15.2                     Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, (c) all amounts payable by Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender and (d) each Lender granting a participation hereunder shall maintain, as a non-fiduciary agent of Borrowers, a register (the “Participation Register”) as to the participations granted and transferred under this Section 12.15.2 containing the same information specified in Section 12.15.2 on the Register as if the each participant were a Lender, and no participation may be transferred except as recorded in such Participation Register. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 12.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Notwithstanding anything herein to the contrary, no participation may be sold to Ultimate Parent, Parent or any direct or indirect equity holder of a Credit Party, any holder of any Subordinated Debt of a Credit Party, any holder of any Debt that is secured by liens and security that have been contractually subordinated to the liens and security interests securing the Liabilities or any Affiliate of any of the foregoing Persons without the prior written consent of Agent, which consent may be withheld in Agent’s sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Agent shall require in its sole discretion, including, without limitation, a limitation on the aggregate amount of Loans which may be participated such Person and/or its Affiliates and/or limitations on such Person’s and/or its Affiliates’ voting and consent rights and/or rights to attend Lender meetings or obtain information provided to other Lenders. Each Credit Party agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as such Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with such Lender, and such Lender agrees to share with each Participant, on a pro rata basis. Borrowers also agree that each Participant shall be entitled to the benefits of Section 3.7 or 3.8 as if it were Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 3.7 or 3.8 than would have been paid to such Lender on such date if no participation had been sold).

12.15.3.       Register. Agent shall, as a non-fiduciary agent of Borrowers, maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender and principal and stated interest of each Loan owing to each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. Each Lender granting a participation shall, as a non-fiduciary agent of Borrowers, maintain a register containing information similar to that of the Register in a manner such that the loans hereunder are in “registered form” for the purposes of the Code. This Section and Section 12.15.2 shall be construed so that the Loans are at all times maintained in “registered form” for the purpose of the Code and any related regulations (and any successor provisions).

12.16      Indemnity. The Borrowers agree, jointly and severally, to defend, protect, indemnify and hold harmless the Agent, each Lender and each and all of their respective officers, directors, employees, attorneys, affiliates, and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Indemnified Parties in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Parties shall be designated by a party thereto, or otherwise), which may be imposed on, incurred by, or asserted against any Indemnified Party (whether direct, indirect or consequential, and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of this Agreement or the other Financing Agreements, or any act, event or transaction related or attendant thereto, the making and the management of the Loan (including, without limitation, any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of the Loan hereunder; provided, that the Borrowers shall not have any obligation to any Indemnified Party hereunder with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party as determined by a final, non-appealable judgment by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all matters incurred by the Indemnified Parties. Any liability, obligation, loss, damage, penalty, cost or expense incurred by the Indemnified Parties shall be paid to the Indemnified Parties on demand, together with interest thereon at the Default Rate from the date incurred by the Indemnified Parties until paid by the Borrowers, be added to the Liabilities, and be secured by the Collateral and the Real Property. The provisions of and undertakings and indemnifications set out in this Section 12.16 shall survive the satisfaction and payment of the Liabilities of the Borrower and the termination of this Agreement.

12.17      Representations and Warranties. Notwithstanding anything to the contrary contained herein, each representation or warranty contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and the other Financing Agreements and the making of the Loan and the repayment of the Liabilities hereunder.

12.18      Counterparts; Electronic Signatures. This Agreement and any amendment or supplement hereto or any waiver granted in connection herewith may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Agent may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the other Financing Agreements, be submitted to Agent in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Agent, “Approved Electronic Form” means an Electronic Form that has been approved by Agent (which approval has not been revoked or modified by Agent) and “Approved Electronic Communication” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, internet portal or other Platform. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the other Financing Agreements. Approved Electronic Communications that do not bear or are not readily capable of bearing either a signature or a reproduction of a signature shall be deemed signed, by attaching to, or logically associating with such Approved Electronic Communication an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party or the company transmitting the Approved Electronic Communication), and Agent and Lenders are entitled to rely on such Approved Electronic Communications as signed. Each of the Credit Parties, Agent and the Lenders hereby acknowledge and agree that the use of Approved Electronic Communications is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each assumes and accepts such risks by hereby authorizing each of Agent, each Lender and each of their Affiliates to accept and transmit Approved Electronic Communications.

12.19      Limitations of Liability of Agent and each Lender. It is hereby expressly agreed that:

(a)                        The Agent and each Lender may conclusively rely and shall be protected in acting or refraining from acting upon any document, instrument, certificate, instruction or signature believed to be genuine and may assume and shall be protected in assuming that any Person purporting to give any notice or instructions in connection with any transaction to which this Agreement relates has been duly authorized to do so. The Agent and each Lender shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any Person purporting to have executed any such document or instrument or have made any such signature or purporting to give any such notice or instructions;

(b)                        The Agent and each Lender shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law, including, without limitation, acts, omissions, errors or mistakes with respect to the Collateral, except for those arising out of or in connection with the Agent or such Lender’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, except as required by applicable law, the Agent and each Lender shall be under no obligation to take any steps necessary to preserve rights in the Collateral against any other parties, but may do so at its option, and all expenses incurred in connection therewith shall be payable by Borrowers; and

(c)                        The Agent and each Lender shall not be liable for any action taken in good faith and believed to be authorized or within the rights or powers conferred by this Agreement and the other Financing Agreements; provided that Agent and Lenders shall in no event be liable for, and each Borrower hereby waives, any and all claims for consequential or punitive damages.

12.20      Borrower Authorizing Accounting Firm. Borrowers shall authorize their accounting firm and/or service bureaus to provide Agent with such information as is requested by Agent in accordance with this Agreement. Each Borrower authorizes Agent upon prior written notice to the Borrowers to, at any time while a Default or Event of Default exists or, if a Default or Event of Default does not exist, upon prior written consent of the Borrowers, contact directly any such accounting firm and/or service bureaus to obtain such information.

12.21      Confidentiality. Agent and each Lender shall hold all non-public information regarding the Borrowers and obtained by Agent and such Lender, as applicable, pursuant hereto confidential and shall not disclose any such information, except that disclosure of such information may be made (i) to Agent’s and such Lender’s agents, employees, subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loan or Liabilities, and to prospective contractual counterparties (or the professional advisors thereto) in any Interest Rate Protection Agreement permitted hereby, provided that any such Persons shall have agreed to be bound by the provisions of this Section 12.21, (iii) as required by law, subpoena, judicial order or similar order and in connection with any litigation, investigation or proceeding, (iv) as may be required in connection with the examination, audit or similar investigation of such Person and (v) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section 12.21, “Securitization” shall mean a public or private offering by Agent, Lenders or any of their respective Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in party, by the Loan. Confidential information shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a Person other than the Borrowers or an Affiliate of a Borrower (or Borrowers’ accountants, attorneys or other advisors or agents), provided Agent or, as applicable, a Lender does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and each Lender under this Section 12.21 shall supersede and replace the obligations of Agent and such Lender, as applicable, under any confidentiality agreement in respect of this financing executed and delivered by Agent prior to the date hereof.

12.22      Customer Identification - USA Patriot Act Notice; Compliance with Anti-Terrorism Orders. The Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the Agent’s and such Lender’s policies and practices, the Agent and such Lender is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrowers and such other information that will allow the Agent and such Lender to identify the Borrowers in accordance with the Patriot Act. In addition, each Borrower shall (a) ensure that no Person who owns a controlling interest in or otherwise controls any Borrower is or shall be listed on the OFAC Lists, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable Bank Secrecy Act laws and regulations, as amended. No Borrower shall permit the transfer of any interest in a Borrower to any Person (or any beneficial owner of such entity) who is listed on the OFAC Lists. No Borrower shall knowingly enter into a lease with any party who is listed on the OFAC Lists. Each Borrower shall immediately notify the Agent and Lenders if such Borrower has knowledge that any other Credit Party, manager or any member or beneficial owner of a Credit Party is listed on the OFAC Lists or (i) is indicted on or (ii) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrowers shall immediately notify the Agent and Lenders if Borrowers know that any of their Affiliates is listed on the OFAC Lists or (A) is convicted on, (B) pleads nolo contendere to, (C) is indicted on or (D) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Agent and, if applicable, each Lender may immediately contact the Office of Foreign Assets Control and any other Governmental Authority that the Agent or, if applicable, such Lender deems appropriate in order to comply with its obligations under any law, regulation, order or decree regulating or relating to terrorism and international money laundering.

12.23      SUBMISSION TO JURISDICTION; WAIVER OF VENUE. EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)                        SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS AND APPELLATE COURTS FROM ANY THEREOF;

(b)                        CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING (i) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; AND

(c)                        AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS SET FORTH ABOVE OR AT SUCH OTHER ADDRESS OF WHICH THE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. EACH BORROWER AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE BORROWER IN ANY SUIT, ACTION OR PROCEEDING, AND (ii) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO THE BORROWER. SOLELY TO THE EXTENT PROVIDED BY APPLICABLE LAW, SHOULD ANY BORROWER, AFTER BEING SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE DELIVERY OR MAILING THEREOF, EACH BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE COURT AGAINST SUCH BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. NOTHING HEREIN SHALL AFFECT THE AGENT’S OR ANY LENDER’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR LIMIT THE AGENT’S OR ANY LENDER’S RIGHT TO BRING PROCEEDINGS AGAINST THE BORROWER OR ITS PROPERTY IN ANY COURT OR ANY OTHER JURISDICTION.

12.24      GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

12.25      JURY TRIAL. EACH BORROWER, THE AGENT, AND EACH LENDER HEREBY IRREVOCABLY AND KNOWINGLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS AGREEMENT, THE FINANCING AGREEMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, INCLUDING, WITHOUT LIMITATION, ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND THE FINANCING AGREEMENTS. THE AGENT, EACH LENDER AND THE BORROWER AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

12.26      Acknowledgement and Consent to Bail-in of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Financing Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) any effects of any Bail-in Action on any such liability.

The following terms have the following meanings:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

12.27      Acknowledgement Regarding any Supported QFCs.

To the extent that the Financing Agreements provide support, through a guarantee or otherwise, for Hedging Agreements or any other QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree that (a) if a Covered Entity party to such Supported QFC becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation therein or thereunder, and any property rights relating thereto) from such Covered Entity will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime, and (b) if such Covered Entity or a BHC Act Affiliate thereof becomes subject to such a proceeding, Default Rights under the Financing Agreements that might otherwise be exercised against such Covered Entity relating to such Supported QFC or any QFC Credit Support are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime.

The following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. § § 252.81, 47.2 or 382.1 as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“U.S. Special Resolution Regimes” means the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

13.              LOAN GUARANTY.

13.1          Joint and Several Liability; Guaranty. Notwithstanding anything to the contrary contained herein, each Borrower hereby agrees that the Liabilities of each Borrower hereunder shall be joint and several obligations of all of the Borrowers. Additionally, each Borrower hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Agent the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Liabilities and all costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by any such Person in endeavoring to collect all or any part of the Liabilities from, or in prosecuting any action against any Borrower or any other guarantor of all or any part of the Liabilities (such costs and expenses, together with the Liabilities, collectively the “Guaranteed Obligations”). Each Borrower further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this loan guaranty (this “Loan Guaranty”) apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Agent that extended any portion of the Guaranteed Obligations.

13.2          Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Borrower waives any right to require the Agent to sue any other Borrower, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations, until such time as the Guaranteed Obligations are indefeasibly paid in full.

13.3          No Discharge or Diminishment of Loan Guaranty.

(a)                        Except as otherwise provided for herein, the obligations of each Borrower hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Borrower may have at any time against any Obligated Party, the Agent or any other Person, whether in connection herewith or in any unrelated transactions.

(b)                        The obligations of each Borrower under this Loan Guaranty are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)                        Further, the obligations of any Borrower under this Loan Guaranty are not discharged or impaired or otherwise affected by: (i) the failure of the Agent to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Agent with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Borrower or that would otherwise operate as a discharge of any Borrower as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

13.4          Defenses Waived. To the fullest extent permitted by applicable law, each Borrower hereby waives any defense based on or arising out of any defense of any other Borrower or any other Obligated Party or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any other Borrower or Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Borrower irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. Each Borrower confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Borrower under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Borrower waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Borrower against any Obligated Party or any security.

13.5          Rights of Subrogation. No Borrower will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Credit Parties and all Obligated Parties have fully performed all their obligations to the Agent.

13.6          Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Borrower’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agent, as applicable, is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the other Borrowers forthwith on demand by the Agent.

13.7          Information. Each Borrower assumes all responsibility for being and keeping itself informed of the other Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Borrower assumes and incurs under this Loan Guaranty, and agrees that the Agent shall not have any duty to advise any Borrower of information known to it regarding those circumstances or risks.

13.8          Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Borrower under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Borrower’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Borrowers or the Agent, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Borrower’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Borrower is intended solely to preserve the rights of the Agent to the maximum extent not subject to avoidance under applicable law, and no Borrower nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Borrower hereunder shall not be rendered voidable under applicable law. Each Borrower agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Borrower without impairing this Loan Guaranty or affecting the rights and remedies of the Agent under other sections of this Agreement and the Financing Agreements, provided that, nothing in this sentence shall be construed to increase any Borrowers obligations under the Loan Guaranty beyond its Maximum Liability.

13.9          Contribution. In the event any Borrower (a “Paying Borrower”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Borrower (each a “Non-Paying Borrower”) shall contribute to such Paying Borrower an amount equal to such Non-Paying Borrower’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Borrower. For purposes of this Section 13, each Non-Paying Borrower’s “Applicable Percentage” with respect to any such payment or loss by a Paying Borrower shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Borrower’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Borrower’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Borrower from the other Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Borrowers hereunder (including such Paying Borrower) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Borrower, the aggregate amount of all monies received by such Borrower from the other Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Borrower’s several liability for the entire amount of the Guaranteed Obligations (up to such Borrower’s Maximum Liability). Each of the Borrowers covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Borrower shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Agent and the Borrowers and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

13.10      Liability Cumulative. The liability of each Borrower under this Section 13 is in addition to and shall be cumulative with all liabilities of each Borrower to the Lender under this Agreement and the other Financing Agreements to which such Borrower is a party or in respect of any obligations or liabilities of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

13.11      Consideration; Benefit of Guaranty. The Credit Parties are engaged in related businesses to such an extent that the financial strength and flexibility of each Borrower has a direct impact on the success of each other Borrower. Each Borrower will derive substantial direct and indirect benefit from the extensions of credit hereunder. Each Borrower agrees that the provisions of this Section 13 are for the benefit of the Agent, and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrowers and such Persons, the obligations of such other Borrowers under this Agreement and the Financing Agreements.

13.12      Keepwell. Each Borrower that is a Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Borrower to honor all of its obligations under this Section 13 in respect of a Swap Obligation (provided, however, that each such Qualified ECP Guarantor shall only be liable under this Section 13.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 13.12 or otherwise under this Section 13 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 13.12 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 13.12 constitute, and this Section 13.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

13.13      Cash Loan Guaranty Fund. The Borrowers represent that they have established and further agree to continue to maintain and hereby grants the Agent a security interest in a restricted account set up for the purpose of depositing the Cash Loan Guaranty Fund held by the Agent. The Cash Loan Guaranty Fund established with the Agent shall be invested in such a manner as shall be mutually agreed upon among the Agent and the Borrowers; and, in the event there shall be no agreement, then as shall be determined by the Agent in its sole discretion. The Agent shall have sole access to the Cash Loan Guaranty Fund, provided, however, that the Agent may use such funds solely to repay amounts owed under the Loan upon maturity of the Loan or while any Event of Default exists and to apply such funds to other Liabilities as and when the same become due and payable. Any and all interest on the Cash Loan Guaranty Fund shall be added to the Cash Loan Guaranty Fund and shall be property of the Borrowers subject to the security interests granted herein and, upon repayment in full of the Liabilities and the termination of this Agreement, such interest shall be paid to the Borrowers; provided, however, that at any time an Event of Default has occurred and continuing, the Borrowers acknowledge and agree that such interest may be applied to the Liabilities by the Agent. The failure of Borrowers to comply with the provisions of this paragraph shall be considered an Event of Default and immediately entitle the Agent to any of the remedies provided in this Agreement. Nothing in this Section shall mitigate, limit or otherwise affect any of the Borrower's obligations under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Term Loan and Security Agreement has been duly executed as of the day and year first above written.

BORROWERS:

SUMMIT CALHOUN LLC,

SUMMIT CARTERSVILLE LLC

SUMMIT CHATSWORTH LLC,

SUMMIT DECATUR LLC,

SUMMIT FAIRBURN LLC,

SUMMIT FLOWERY BRANCH LLC,

SUMMIT JASPER LLC,

SUMMIT STONE MOUNTAIN LLC,

By: Summit Healthcare REIT, Inc.,
a Maryland corporation, its Manager

By:	/s/
Name:	Elizabeth Pagliarini
Title:	CFO & COO

AGENT:

CIBC BANK USA

By:	/s/
Name: Adam D. Panos
Title: Managing Director

Term Loan and Security Agreement

Schedule 7.15

Licensed Bed Capacity:

•	GACalhoun SNF LLC - Permit No. 1-064-2136 issued by the Georgia Department of Public Health in the name of Calhoun Health Care Center for 100 beds of skilled nursing operation.

•	GAChatsworth SNF LLC -Permit No. 1-105-2137 issued by the Georgia Department of Public Health in the name of Chatsworth Health Care Center for 120 beds of skilled nursing operation.

•	GADecatur SNF LLC -Permit No. 1-044-2138 issued by the Georgia Department of Public Health in the name of East Lake Arbor for 103 beds of skilled nursing operation.

•	GAFairburn SNF LLC -Permit No. 1-060-2139 issued by the Georgia Department of Public Health in the name of Fairburn Health Care Center for 120 beds of skilled nursing operation.

•	GAJasper SNF LLC -Permit No. 1-112-2140 issued by the Georgia Department of Public Health in the name of Grandview Health Care Center for 60 beds of skilled nursing operation.

•	GACartersville SNF LLC-Permit No. 1-008-2141 issued by the Georgia Department of Public Health in the name of Maple Ridge Health Care Center for 74 beds of skilled nursing operation.

•	GAStone Mountain SNF LLC -Permit No. 1-441-2142 issued by the Georgia Department of Public Health in the name of Rosemont at Stone Mountain for 149 beds of skilled nursing operation.

•	Willowwood PAC LLC - Permit No. 1-069-2159 issued by the Georgia Department of Public Health in the name of Willowwood Healthcare and Rehabilitation for 100 beds of skilled nursing operation.

Schedule 7.22

Capitalization

Entity	Jurisdiction	Organizational Identification Number	Holder of Capital Securities	Percentage of Outstanding Interests
Summit CALHOUN LLC	Georgia	21294971	Parent	100%
Summit CARTERSVILLE LLC	Georgia	21294994	Parent	100%
Summit CHATSWORTH LLC	Georgia	21295009	Parent	100%
Summit decatur LLC	Georgia	21295027	Parent	100%
Summit FAIRBURN LLC	Georgia	21295049	Parent	100%
Summit FLOWERY BRANCH LLC	Georgia	21295088	Parent	100%
Summit JASPER LLC	Georgia	21295102	Parent	100%
Summit STONE MOUNTAIN LLC	Georgia	21295122	Parent	100%